As filed with the Securities and Exchange Commission on July 26, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

PetroTerra Corp.

(Exact name of registrant as specified in its charter)

Nevada	4731	26-3106763
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2833 EXCHANGE COURT,

WEST PALM BEACH, FLORIDA 33409

(561) 672-7068

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Steven Yariv

Chief Executive Officer

2833 Exchange Ct.

West Palm Beach, Florida 33409

(561) 672-7068

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

M. Ali Panjwani, Esq. Pryor Cashman LLP 7 Times Square New York, New York 10036 Tel: (212) 326-0820 Fax: (212 798-6319

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]	Non-accelerated filer [ ]	Smaller reporting company [X]	Emerging growth company [ ]
(Do not check if a smaller reporting company)

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(3)(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	91,108,012	$0.0225	$2,049,930.27	$237.59

(1)	Consists of (i) 48,630,136 shares of common stock issuable upon conversion of $355,000 of principal aggregate amount of convertible notes held by a selling stockholder and convertible at an assumed conversion price of $0.0146 per share and (ii) 42,477,876 shares of common stock issuable upon conversion of $240,000 of principal aggregate amount of convertible notes held by a selling stockholder and convertible at an assumed conversion price of $0.0113 per share.

(2)

Pursuant to Rule 416 under the Securities Act, the shares offered hereby also include an indeterminate number of additional shares of common stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	The proposed maximum offering price per share will be determined from time to time in connection with, and at the time of, the sale by the holder of such share.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The price per share and aggregate offering price are based on the average of the high and low prices of the registrant’s common stock on July 13, 2017, as reported on the OTC Pink.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

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The information in this preliminary prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and the selling stockholders are not soliciting offers to buy these securities, in any state where the offer or sale of these securities is not permitted.

SUBJECT TO COMPLETION, DATED JULY 26, 2017

PRELIMINARY PROSPECTUS

91,108,012 Shares of Common Stock

This prospectus relates to the proposed resale or other disposition from time to time by the selling stockholders identified in this prospectus of up to 91,108,012 shares of common stock, par value $0.001 per share, issuable upon (i) conversion of $355,000 of principal amount of convertible promissory notes held by a selling stockholder and convertible at prices pursuant to the terms of the convertible promissory notes as described herein and (ii) conversion of $240,000 of principal amount of convertible promissory notes held by a selling stockholder and convertible at prices pursuant to the terms of the convertible promissory notes as described herein (collectively, the “Resale Shares”). All of the shares, when sold, will be sold by the selling stockholders. We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale or other disposition of shares by the selling stockholders.

The selling stockholders may sell the shares of our common stock offered by this prospectus from time to time to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of shares. We will bear all other costs, expenses and fees in connection with the registration of the shares. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this Prospectus.

Our common stock is traded on OTC Pink under the symbol “PTRA”. On July 13, 2017, the last reported sale price of our common stock on OTC Pink was $0.0225 per share.

Investing in our common stock and warrants involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is   , 2017

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ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any prospectus supplement prepared by or on behalf of us or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provides you with different or inconsistent information, you should not rely upon it. The information in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or any sale of any of our securities. Our business, financial condition, results of operations and prospects may have changed since these dates.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of common stock other than the shares of our common stock covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information you should consider before investing in our securities. Before you decide to invest in our securities, you should read and carefully consider the following summary together with the entire prospectus, including our financial statements and the related notes thereto appearing elsewhere in this prospectus and the matters discussed in the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Some of the statements in this prospectus constitute forward-looking statements that involve risks and uncertainties. See the section in this prospectus entitled “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those discussed in the “Risk Factors” and other sections of this prospectus.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “PetroTerra,” “the company,” “we,” “us,” “our” and similar references refer to PetroTerra Corp.

Our Company

Overview

We are a holding company that operates as a Florida based provider of integrated transportation management solutions through our wholly-owned subsidiary, Save on Transport. Save on Transport’s integrated transportation management solutions consist of brokerage and logistics services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight.

Corporate History and Information

We were originally incorporated under the laws of the State of Nevada on July 25, 2008 under the name Loran Connection Corp. We were formed to provide a variety of services in the area of individual and group tourism and business support in Ukraine. On January 25, 2012, we filed an amendment to our articles of incorporation to, among other things, change our name to “PetroTerra Corp.” and effect a thirty-two-for-one reverse split. We changed our name to reflect a proposed change in our business operations. On October 2, 2013, in connection with a change of control in the management of the Company, the Company began business operations in the oil and gas sector. Since January 2016, as a result of the decline in the oil and gas markets, we generated minimal sales revenue and our operations were subject to all the risks inherent in the establishment of a new business enterprise.

On March 30, 2017, we executed a Share Exchange Agreement (the “Share Exchange Agreement”) between us and Save on Transport Inc., a Florida corporation (“Save on Transport”), pursuant to which Save on Transport became a wholly-owned subsidiary of ours (the “Reverse Merger”). Pursuant to the Share Exchange Agreement, we acquired all of the issued and outstanding common stock of Save on Transport from Steven Yariv, and in exchange, we issued 114,202,944 shares of our common stock, par value $0.001 per share (the “Common Stock”) to Steven Yariv, and he was appointed Chief Executive Officer and elected as the Chairman of our Board of Directors.

As a result of the Reverse Merger, we are the holding company for our wholly-owned subsidiary, Save on Transport. Save on Transport was formed under the laws of the state of Florida in July 2016. Save on Transport operates as an automobile shipping company that provides transportation, brokerage, and logistics services relating to vehicle shipping.

Our principal executive offices are located in the United States at 2833 Exchange Court, West Palm Beach, Florida 33409, and our telephone number is (561) 672-7068.

Business and Operations

Save on Transport is a Florida based non-asset provider of integrated transportation management solutions. We provide brokerage and logistics services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight, which involve the use of independent contractor-owned trucks and equipment. We do not own the trucks or other equipment used to transport freight. Instead we utilize our relationships with subcontracted transportation providers – typically independent contract motor carriers. We make a profit on the difference between what we charge our customers for the services we provide and what we pay to the transportation providers to transport our customers’ freight. Our success depends in large part on our ability to hire and train talented salespeople and deploy them under exceptional leaders, develop sophisticated information technology, and build relationships with the carriers in our network so that we can purchase the optimal transportation solutions for our customers. Currently, all of our revenues are derived from domestic shipments.

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Our Strategy and Competitive Strengths

Our growth strategy focuses on developing a full suite of automobile transportation brokerage and logistics solutions for our customers. Our service offerings consist of non-asset based transportation supply chain management, logistics and brokerage solutions. We facilitate cost-effective vehicle shipping for customers for a variety of reasons including:

●	Household moves;

●	Seasonal moves;

●	Military moves;

●	College moves;

●	Company relocation;

●	Internet automobile purchases;

●	Classic car and collector shows; and

●	Transportation for car dealerships.

Save on Transport differentiates itself from the competition and grows its business by sustaining a high level of customer service, offering expedited and time-definite services, while providing competitive pricing.

Government Regulation

Our operations are regulated and licensed by various governmental agencies in the United States. Such regulations impact us directly and indirectly by regulating third-party transportation providers we use to transport freight for our customers.

Regulation affecting Motor Carriers, Owner Operators and Transportation Brokers.

In the United States, our third-party providers that operate as motor carriers have licenses to operate as motor carriers from the Federal Motor Carrier Safety Administration (“FMCSA”) of the U.S. Department of Transportation (“DOT”). The third-party motor carriers we engage in the United States must comply with the safety and fitness regulations of DOT, including those relating to drug- and alcohol-testing, hours-of-service, records retention, vehicle inspection, driver qualification and minimum insurance requirements. Weight and equipment dimensions also are subject to government regulations. Other agencies, such as the U.S. Environmental Protection Agency (“EPA”), the Food and Drug Administration, the California Air Resources Board, and U.S. Department of Homeland Security (“DHS”), also regulate our third-party motor carriers and independent contractor drivers. The third-party carriers we use are also subject to a variety of vehicle registration and licensing requirements of the state or other local jurisdictions in which they operate.

In 2010, the FMCSA introduced the Compliance Safety Accountability program (“CSA”), which uses a Safety Management System (“SMS”) to rank motor carriers on seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories, or “BASICs,” which data, it is anticipated, will eventually be used for determining a carrier’s DOT safety rating under revisions to existing Safety Fitness Determination (“SFD”) regulations. In December 2015, the Fixing America’s Surface Transportation Act (“FAST Act”) was signed into law, which requires the FMCSA to review the CSA program to ensure that it provides the most reliable analysis possible. During this review period, the FAST Act requires the FMCSA to remove a property carrier’s CSA scores from public view. The FMCSA has since announced a SFD Notice of Proposed Rulemaking (“NPRM”) that would revamp the current three-tier federal rating system for federally regulated commercial motor carriers.

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Other Regulations.

We are subject to a variety of other U.S. and foreign laws and regulations, including but not limited to, the Foreign Corrupt Practices Act and other similar anti-bribery and anti-corruption statutes. Further, the transportation industry is subject to possible other regulatory and legislative changes (such as the possibility of more stringent environmental, climate change and/or safety/security regulations) that may affect the economics of the freight shipping industry by requiring changes in operating practices or changing the demand for motor carrier services or the cost of providing transportation logistics services.

Employees

As of June 1, 2017, Save on Transport has 1 full-time employee. PetroTerra Corp. has no full-time employees.

Marketing and Significant Customers

Our customers are primarily different and distinct individuals introduced through referrals sources. Our business serves the North American market, with a near total concentration in the United States.

To best serve our customers, we will need to hire and maintain a significant staff of sales representatives and related support personnel. Our sales strategy is twofold: we seek to establish long-term relationships with new accounts and to increase the amount of business generated from our existing customer base. We believe that these attributes are competitive advantages in the transportation and logistics industry.

Information Systems

We utilize two main cloud based Information Systems: jTracker for taking customer orders and Central Dispatch for posting orders for carrier communications.

The transportation and logistics industry is highly competitive, with thousands of companies competing in the domestic and international markets. Our competitors include local, regional, national and international companies with the same services that our business provides. Due in part to the fragmented nature of the industry, our business units must strive daily to retain existing business relationships and forge new relationships.

We compete on service, reliability, and price. Some competitors have larger customer bases, significantly more resources and more experience than we do. The health of the transportation and logistics industry will continue to be a function of domestic and global economic growth.

Seasonality

Generally, our revenues do not exhibit a significant seasonal pattern; however, revenue is affected by adverse weather conditions, holidays and the number of business days that occur during a given period because revenue is directly related to the available work days of our third party shipping providers.

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The Offering

Resale Shares	91,108,012 shares of our common stock, consisting of (i) 48,630,136 shares of common stock issuable upon conversion of certain convertible promissory notes issued pursuant to that certain Securities Purchase Agreement dated as of April 25, 2017 and (ii) 42,477,876 shares of common stock issuable upon conversion of certain convertible promissory notes dated as of June 30, 2017. See “Selling Stockholders.”

Common stock outstanding prior to this offering(1)	115,147,064 shares

Common stock to be outstanding immediately following this offering	115,147,064 Shares

OTC Pink trading symbol	“PTRA”.

Risk factors	You should carefully review the section of this prospectus entitled “Risk Factors” and all other information in this prospectus for a discussion of factors to carefully consider before deciding to invest in shares of our common stock and warrants.

(1) The number of shares of our common stock outstanding prior to this offering is based on shares outstanding as of July 13, 2017 and excludes the following:

●	45,554,006 shares of common stock reserved for issuance pursuant to certain convertible notes; and

●	48,000,000 shares of common stock issuable upon the conversion of our Series A Preferred Stock.

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RISK FACTORS

An investment in our securities involves a number of risks. You should be able to bear the complete loss of your investment. There are numerous risks affecting our business, some of which are beyond our control. An investment in our securities involves a high degree of risk and may not be appropriate for investors who cannot afford to lose their entire investment. If any of the following risks actually occur, our business, financial condition or operating results could be materially harmed. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

RISKS ASSOCIATED WITH OUR BUSINESS AND INDUSTRY

We lack an established operating history on which to evaluate our business and determine if we will be able to execute our business plan, and can give no assurance that operations will result in profits.

We have only been engaged in our current and proposed business operations since July 2016. As a result, we have a limited operating history upon which you may evaluate our proposed business and prospects. Our proposed business operations are subject to numerous risks, uncertainties, expenses and difficulties associated with early stage enterprises. You should consider an investment in our company in light of these risks, uncertainties, expenses and difficulties. Such risks include:

●	the absence of an operating history at our current scale;

●	our ability to raise capital to develop our business and fund our operations;

●	expected continual losses for the foreseeable future;

●	our ability to anticipate and adapt to a developing market(s);

●	acceptance by customers;

●	limited marketing experience;

●	competition from internet-based logistics and freight companies;

●	competitors with substantially greater financial resources and assets;

●	the ability to identify, attract and retain qualified personnel;

●	our ability to provide superior customer service; and

●	reliance on key personnel.

Because we are subject to these risks, you may have a difficult time evaluating our business and your investment in our company. We may be unable to successfully overcome these risks which could harm our business.

Our business strategy may be unsuccessful and we may be unable to address the risks we face in a cost-effective manner, if at all. If we are unable to successfully address these risks our business will be harmed.

Economic recessions and other factors that reduce freight volumes could have a material adverse impact on our business.

The transportation industry historically has experienced cyclical fluctuations in financial results due to economic recession, downturns in business cycles of our customers, increases in prices charged by third-party carriers, interest rate fluctuations and other U.S. and global economic factors beyond our control. During economic downturns, reduced overall demand for transportation services will likely reduce demand for our services and exert downward pressures on rates and margins. In periods of strong economic growth, demand for limited transportation resources can result in increased network congestion and resulting operating inefficiencies. In addition, deterioration in the economic environment subjects our business to various risks that may have a material impact on our operating results and cause us to not reach our long-term growth goals.

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These risks may include the following:

●     A reduction in overall freight volumes in the marketplace reduces our opportunities for growth.

●     A downturn in our customers’ business cycles causes a reduction in the volume of freight shipped by those customers.

●     Some of our customers may face economic difficulties and may not be able to pay us, and some may go out of business.

●     Some of our customers may not pay us as quickly as they have in the past, causing our working capital needs to increase.

●     A significant number of our transportation providers may go out of business and we may be unable to secure sufficient equipment or other transportation services to meet our commitments to our customers.

●     We may not be able to appropriately adjust our expenses to changing market demands.

We have ongoing capital requirements that necessitate sufficient cash flow from operations and/or obtaining financing on favorable terms.

We have depended on cash from operations to expand the size of our operations and upgrade and expand the size of our revenue equipment fleet. In the future, we could face inabilities with generating sufficient cash from operations or obtaining sufficient financing on favorable terms. If any of these events occur, then we may face liquidity constraints or be forced to enter into less than favorable financing arrangements. Additionally, such events could adversely impact our ability to provide services to our customers.

We may not be profitable.

There can be no assurance that we will be able to implement our business plan, generate sustainable revenue or ever achieve consistently profitable operations. We cannot assure you that we can achieve or sustain profitability on a quarterly or annual basis in the future.

Our success is dependent on our Chief Executive Officer and other key personnel.

Our success depends on the continuing services of our Chief Executive Officer, Mr. Steven Yariv. We believe that Mr. Yariv possesses valuable knowledge and skills that are crucial to our success and would be very difficult to replicate.

Over time, our success will depend on attracting and retaining qualified personnel, including a senior management team. Competition for senior management is intense, and we may not be able to retain our management team or attract additional qualified personnel. The loss of a member of senior management would require our remaining senior officers to divert immediate and substantial attention to fulfilling the duties of the departing executive and to seeking a replacement. The inability to adequately fill vacancies in our senior executive positions on a timely basis could negatively affect our ability to implement our business strategy, which could adversely impact our results of operations and prospects.

Changes in our relationships with our significant customers, including the loss or reduction in business from one or more of them, could have an adverse impact on us.

No single customer accounted for more than 5% of our revenue for 2016. We do not believe the loss of any single customer would materially impair our overall financial condition or results of operations; however, collectively, some of our large customers might account for a relatively significant portion of the growth in revenue and margins in a particular quarter or year. Our contractual relationships with customers generally are terminable at will by the customers on short notice and do not require the customer to provide any minimum commitment. Our customers could choose to divert all or a portion of their business with us to one of our competitors, demand rate reductions for our services, require us to assume greater liability that increases our costs, or develop their own logistics capabilities. Failure to retain our existing customers or enter into relationships with new customers could materially impact the growth in our business and the ability to meet our current and long-term financial forecasts.

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We depend on third-parties in the operation of our business.

In our forwarding and freight brokerage operations, we do not own or control the transportation assets that deliver our customers’ freight, and we do not employ the people directly involved in delivering the freight. In our full truckload and freight brokerage businesses (particularly our last mile delivery logistics operations, our over-the-road expedite operations and our intermodal drayage operations), we engage independent contractors who own and operate their own equipment. Accordingly, we are dependent on third-parties to provide truck, rail, ocean, air and other transportation services and to report certain events to us, including delivery information and cargo claims. This reliance could cause delays in reporting certain events, including recognizing revenue and claims. Our inability to maintain positive relationships with independent transportation providers could significantly limit our ability to serve our customers on competitive terms. If we are unable to secure sufficient equipment or other transportation services to meet our commitments to our customers or provide our services on competitive terms, our operating results could be materially and adversely affected and our customers could switch to our competitors temporarily or permanently. Many of these risks are beyond our control, including the following:

●     equipment shortages in the transportation industry, particularly among contracted truckload carriers and railroads;

●     interruptions in service or stoppages in transportation as a result of labor disputes, network congestion, weather-related issues, “Acts of God,” or acts of terrorism;

●     changes in regulations impacting transportation;

●     increases in operating expenses for carriers, such as fuel costs, insurance premiums and licensing expenses, that result in a reduction in available carriers; and

●     changes in transportation rates.

Increases in independent contractor driver compensation or other difficulties attracting and retaining qualified independent contractor drivers could adversely affect our profitability and ability to maintain or grow our independent contractor driver fleet.

Our business operates through fleets of vehicles that are owned and operated by independent contractors. These independent contractors are responsible for maintaining and operating their own equipment and paying their own fuel, insurance, licenses and other operating costs. Turnover and bankruptcy among independent contractor drivers often limit the pool of qualified independent contractor drivers and increase competition for their services. In addition, regulations such as the FMCSA Compliance Safety Accountability program may further reduce the pool of qualified independent contractor drivers. Thus, our continued reliance on independent contractor drivers could limit our ability to grow our ground transportation fleet.

In the future, we may experience difficulty in attracting and retaining sufficient numbers of qualified independent contractor drivers. Additionally, our agreements with independent contractor drivers are terminable by either party upon short notice and without penalty. Consequently, we regularly need to recruit qualified independent contractor drivers to replace those who have left our fleet. If we are unable to retain our existing independent contractor drivers or recruit new independent contractor drivers, our business and results of operations could be adversely affected.

The compensation we offer our independent contractor drivers is subject to market conditions and we may find it necessary to continue to increase independent contractor drivers’ compensation in future periods. If we are unable to continue to attract and retain a sufficient number of independent contractor drivers, we could be required to increase our mileage rates and accessorial pay or operate with fewer trucks and face difficulty meeting shipper demands, all of which would adversely affect our profitability and ability to maintain our size or to pursue our growth strategy.

We are dependent on computer and communications systems; and a systems failure or data breach could cause a significant disruption to our business.

Our business depends on the efficient and uninterrupted operation of our computer and communications hardware systems and infrastructure. Our operations and those of our technology and communications service providers are vulnerable to interruption by fire, earthquake, natural disasters, power loss, telecommunications failure, terrorist attacks, Internet failures, computer viruses, data breaches (including cyber-attacks or cyber intrusions over the Internet, malware and the like) and other events generally beyond our control. We mitigate the risk of business interruption by maintaining redundant computer systems, redundant networks, and backup systems. In the event of a significant system failure, our business could experience significant disruption.

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We operate in a highly competitive industry and, if we are unable to adequately address factors that may adversely affect our revenue and costs, our business could suffer.

Competition in the transportation services industry is intense. Increased competition may lead to revenue reductions, reduced profit margins, or a loss of market share, any one of which could harm our business. There are many factors that could impair our profitability, including the following:

●     competition with other transportation services companies, some of which offer different services or have a broader coverage network, more fully developed information technology systems and greater capital resources than we do;

●     reduction by our competitors of their rates to gain business, especially during times of declining economic growth, which reductions may limit our ability to maintain or increase rates, maintain our operating margins or maintain significant growth in our business;

●     solicitation by shippers of bids from multiple transportation providers for their shipping needs and the resulting depression of freight rates or loss of business to competitors;

●     establishment by our competitors of cooperative relationships to increase their ability to address shipper needs;

●     our current or prospective customers may decide to develop internal capabilities for some of the services that we provide; and

●     the development of new technologies or business models could result in our disintermediation in certain businesses, such as freight brokerage.

Our results of operations may be affected by seasonal factors.

Our productivity may decrease during the winter season when severe winter weather impedes operations. Also, some shippers may reduce their shipments after the winter holiday season. At the same time, operating expenses may increase and fuel efficiency may decline due to engine idling during periods of inclement weather. Harsh weather conditions generally also result in higher accident frequency, increased freight claims, and higher equipment repair expenditures.

Status of independent contractors.

In recent years, the topic of the classification of individuals as employees or independent contractors has gained increased attention among federal and state regulators as well as the plaintiffs’ bar. Various legislative or regulatory proposals have been introduced at the federal and state levels that may affect the classification status of individuals as independent contractors or employees for either employment tax purposes (withholding, social security, Medicare and unemployment taxes) or other benefits available to employees (most notably, workers’ compensation benefits). Recently, certain states (most prominently, California) have seen significant increased activity by tax and other regulators and numerous class action lawsuits filed against transportation companies that engage independent contractors.

The Company classifies its third party shipping providers as independent contractors for all purposes, including employment tax and employee benefits. There can be no assurance that legislative, judicial, administrative or regulatory (including tax) authorities will not introduce proposals or assert interpretations of existing rules and regulations that would change the employee/independent contractor classification of third party shipping providers doing business with the Company. Although we believe that there are no proposals currently pending that would significantly change the employee/independent contractor classification of third party shipping providers doing business with the Company, potential changes, if any, could have a material adverse effect on our operating model. Further, the costs associated with any such potential changes could have a material adverse effect on the Company’s results of operations and financial condition if we were unable to pass through to our customers an increase in price corresponding to such increased costs. Moreover, class action litigation in this area against other transportation companies has resulted in significant damage awards and/or monetary settlements for workers who have been allegedly misclassified as independent contractors and the legal and other related expenses associated with litigating these cases can be substantial.

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Our business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as strikes and terrorism.

Natural disasters such as earthquakes, tsunamis, hurricanes, tornadoes, floods or other adverse weather and climate conditions, whether occurring in the United States or abroad, could disrupt our operations or the operations of our customers or could damage or destroy infrastructure necessary to transport products as part of the supply chain. Specifically, these events may damage or destroy our assets, disrupt fuel supplies, increase fuel costs, disrupt freight shipments or routes, and affect regional economies. As a result, these events could make it difficult or impossible for us to provide logistics and transportation services; disrupt or prevent our ability to perform functions at the corporate level; and/or otherwise impede our ability to continue business operations in a continuous manner consistent with the level and extent of business activities prior to the occurrence of the unexpected event, which could adversely affect our business and results of operations or make our results more volatile.

GENERAL OPERATING RISK

We have insufficient funds to develop our business, which may adversely affect our future growth.

We will need to raise substantial additional capital to fund our operations and to develop and launch our services. We may need to sell equity securities or borrow funds in order to develop these growth strategies and our inability to raise the additional capital and/or borrow the funds needed to implement these plans may adversely affect our business and future growth.

Our future capital requirements may be substantial and will depend on many factors including:

●	marketing and developing expenses;

●	revenue received from sales and operations, if any, in the future;

●	the expenses needed to attract and retain skilled personnel; and

●	the costs associated with being a public company.

Raising capital in the future could cause dilution to our existing stockholders, and may restrict our operations or require us to relinquish rights.

In the future, we may seek additional capital through a combination of private and public equity offerings, debt financings and collaborations and strategic and licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms may include liquidation or other preferences that adversely affect your rights as a stockholder. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions such as incurring debt, making capital expenditures or declaring dividends. If we raise additional funds through collaboration, strategic alliance and licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams or product candidates, or grant licenses on terms that are not favorable to us.

We will incur significant costs as a result of operating as a public company, and our management may be required to devote substantial time to compliance initiatives.

As a public company, we incur significant legal, accounting and other expenses, which are approximately $100,000 annually. In addition, the Sarbanes-Oxley Act, as well as rules subsequently implemented by the SEC, have imposed various requirements on public companies, including requiring establishment and maintenance of effective disclosure and financial controls as well as mandating certain corporate governance practices. Our management and other personnel will devote a substantial amount of time and financial resources to these compliance initiatives.

If we fail to staff our accounting and finance function adequately, or maintain internal control systems adequate to meet the demands that are placed upon us as a public company, we may be unable to report our financial results accurately or in a timely manner and our business and stock price, assuming that a market for our stock develops, may suffer. The costs of being a public company, as well as diversion of management’s time and attention, may have a material adverse effect on our future business, financial condition and results of operations.

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RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR COMMON STOCK

There is not now, and there may never be, an active, liquid and orderly trading market for our Common Stock, which may make it difficult for you to sell your shares of our Common Stock.

Although our Common Stock is quoted on the OTC Pink, trading of our Common Stock is extremely limited and sporadic and at very low volumes. We do not now, and may not in the future, meet the initial listing standards of any national securities exchange. We presently anticipate that our Common Stock will continue to be quoted on OTC Pink or another over-the-counter quotation system in the foreseeable future. In those venues, our stockholders may find it difficult to obtain accurate quotations as to the market value of their shares of our Common Stock, and may find few buyers to purchase their stock and few market makers to support its price. As a result of these and other factors, you may be unable to resell your shares of our Common Stock at or above the price for which you purchased them, or at all. Further, an inactive market may also impair our ability to raise capital by selling additional equity in the future, and may impair our ability to enter into strategic partnerships or acquire companies or products by using our shares of Common Stock as consideration.

If a public market for our common stock develops, it may be volatile. This may affect the ability of our investors to sell their shares as well as the price at which they sell their shares.

Our Common Stock is subject to only limited quotation on the OTC Pink and it is not otherwise regularly quoted on any other over-the-counter market. The market price for shares of our common stock may be significantly affected by factors such as variations in quarterly and yearly operating results, general trends in the medical wholesaling industry, and changes in state or federal regulations affecting us and our industry. Furthermore, in recent years the stock market has experienced extreme price and volume fluctuations that are unrelated or disproportionate to the operating performance of the affected companies. Such broad market fluctuations may adversely affect the market price of our common stock, if a market for it develops.

As an “emerging growth company” under the JOBS Act, we are permitted to rely on exemptions from certain disclosure requirements.

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to and may rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay”, “say-on-frequency” and “say-on-golden parachute;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are not choosing to “opt out” of this provision. Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

We will remain an “emerging growth company” until the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration under the Securities Act, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, which would occur if the market value of our ordinary shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Until such time, however, we cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

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We do not intend to pay cash dividends in the foreseeable future.

We have never paid dividends on our common stock and do not presently intend to pay any dividends in the foreseeable future. We anticipate that any funds available for payment of dividends will be re-invested into the Company to further its business strategy. Because we do not anticipate paying dividends in the future, the only opportunity for our stockholders to realize the creation of value in our common stock will likely be through a sale of those shares.

We have the right to issue shares of preferred stock. If we were to issue preferred stock, it is likely to have rights, preferences and privileges that may adversely affect the common stock.

We are authorized to issue 4,000,000 shares of preferred stock, with such rights, preferences and privileges as may be determined from time-to-time by our Board of Directors. Our Board of Directors is empowered, without stockholder approval, to issue preferred stock in one or more series, and to fix for any series the dividend rights, dissolution or liquidation preferences, redemption prices, conversion rights, voting rights, and other rights, preferences and privileges for the preferred stock. The issuance of shares of preferred stock, depending on the rights, preferences and privileges attributable to the preferred stock, could adversely reduce the voting rights and powers of the common stock and the portion of the Company’s assets allocated for distribution to common stockholders in a liquidation event, and could also result in dilution in the book value per share of the common stock being offered. The preferred stock could also be utilized, under certain circumstances, as a method for raising additional capital or discouraging, delaying or preventing a change in control of the Company, to the detriment of the investors in the common stock being offered. We cannot assure you that the Company will not, under certain circumstances, issue shares of its preferred stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, including, without limitation, in the sections captioned “Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and elsewhere. Any and all statements contained in this prospectus that are not statements of historical fact may be deemed forward-looking statements. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,” and terms of similar import (including the negative of any of the foregoing) may be intended to identify forward-looking statements. However, not all forward-looking statements may contain one or more of these identifying terms. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them and to the risk factors. We will not update the forward-looking statements contained in this prospectus to reflect any new information or future events or circumstances or otherwise.

The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, our inability to obtain adequate financing, the significant length of time and resources associated with the development of our products and services and related insufficient cash flows and resulting illiquidity, our inability to expand our business, significant government regulation of our industry, existing or increased competition, results of arbitration and litigation, stock volatility and illiquidity, and our failure to implement our business plans or strategies. A description of some of the risks and uncertainties that could cause our actual results to differ materially from those described by the forward-looking statements in this prospectus appears in the section captioned “Risk Factors,” our financial statements and the related notes thereto in this prospectus, and other documents which we may file from time to time with the Securities and Exchange Commission (the “SEC”), and include the following:

●	Our ability to execute our business plan;

●	Our ability to raise capital to develop our business and fund our operations;

●	Difficulties we may experience in building and operating key elements of our technical infrastructure;

●	Changes in tax laws, treaties or regulations, or their interpretation;

●	Share price volatility related to, among other things, speculative trading and certain traders shorting our common shares;

●	Our lack of an operating history on which to evaluate our new business and determine if we will be able to execute our new business plan;

●	Our increased risks, uncertainties, expenses and difficulties as a growing company;

●	The need to attract and retain personnel; and

●	Our dependence on increased penetration of existing markets

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares of our common stock in this offering. The selling stockholders will receive all of the proceeds from this offering.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including all registration and filing fees, and fees and expenses of our counsel and our independent registered public accountants.

MARKET FOR OUR COMMON STOCK

Our Common Stock has been quoted on OTC Pink under the symbol “PTRA” since September 2016, and was quoted on the OTCQB before that. The table below sets forth for the periods indicated the quarterly high and low bid prices as reported on OTC Pink. These quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission and may not necessarily represent actual transactions

	High	Low
Fiscal year ended December 31, 2015 (1)
First Quarter	$2.65	$2.45
Second Quarter	$3.00	$2.3
Third Quarter	$0.61	$0.56
Fourth Quarter	$1.63	$1.23

Fiscal year ended December 31, 2016 (1)(2)
First Quarter	$0.12	$0.09
Second Quarter	$0.09	$0.08
Third Quarter	$0.07	$0.03
Fourth Quarter	$0.07	$0.02

Fiscal year ended December 31, 2017
First Quarter	$0.04	$0.02
Second Quarter	$0.11	$0.03
Third Quarter (through July 13, 2017)	$0.03	$0.02

(1) Our Common Stock traded on the OTCQB from July 1, 2014 through August 31, 2016.

(2) The Company effected a 1:2.5 reverse stock split on July 1, 2015.

Our common stock is considered to be penny stock under rules promulgated by the Securities and Exchange Commission. Under these rules, broker-dealers participating in transactions in these securities must first deliver a risk disclosure document which describes risks associated with these stocks, broker-dealers’ duties, customers’ rights and remedies, market and other information, and make suitability determinations approving the customers for these stock transactions based on financial situation, investment experience and objectives. Broker-dealers must also disclose these restrictions in writing, provide monthly account statements to customers, and obtain specific written consent of each customer. With these restrictions, the likely effect of designation as a penny stock is to decrease the willingness of broker-dealers to make a market for the stock, to decrease the liquidity of the stock and increase the transaction cost of sales and purchases of these stocks compared to other securities.

We were a shell company from January 2016 until March 30, 2017. As a result, we are subject to the provisions of Rule 144(i) which limit reliance on Rule 144 by stockholders owning stock in a shell company. Under current interpretations, unregistered shares issued after we first became a shell company cannot be resold under Rule 144 until the following conditions are met:

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●	we cease to be a shell company;

●	we remain subject to the Exchange Act reporting obligations;

●	we file all required Exchange Act reports during the preceding 12 months; and

●	at least one year has elapsed from the time we filed “Form 10 information” reflecting the fact that we had ceased to be a shell company.

Holders

As of July 13, 2017, we have 115,147,064 shares of Common Stock outstanding held by approximately 44 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our Common Stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the Board of Directors deems relevant.

Recent Sales of Unregistered Securities

To effectuate the Reverse Merger we issued to Steven Yariv 114,202,944 shares of Common Stock. This transaction is exempt from registration pursuant to Section 4(a)(2) of the Securities Act as not involving any public offering. None of the shares were sold through an underwriter and accordingly, there were no discounts or commissions involved.

On the closing of the Reverse Merger, pursuant to the terms of the Share Exchange Agreement, Steven Yariv sold all of the issued and outstanding common stock of Save on Transport to the Company, and the Company was deemed to have issued 4,000,000 shares of Series A Convertible Preferred Stock and 944,120 shares of Common Stock to the original shareholders of the Company. These transactions were exempt from registration pursuant to Section 4(a)(2) of the Securities Act as not involving any public offering. None of the shares were sold through an underwriter and accordingly, there were no discounts or commissions involved.

In April 2017, we completed a private placement pursuant to which we issued to the Lender convertible promissory notes in the aggregate principal amount of $355,000 (the “April Notes”) for an aggregate purchase price of $350,000. On April 25, 2017, we received the initial tranche of $95,000, which is a loan amount of $100,000, net of a $5,000 fee, recorded as convertible note payable. The initial tranche matures on April 25, 2018 and each additional tranche will mature one year after the date of such tranche’s funding. The second tranche of $85,000 was funded on June 2, 2017. The third tranche will be for $85,000 and is expected to occur upon filing of this prospectus. The fourth tranche will be for $85,000 and will fund on or about July 24, 2017. The April Notes bear interest at a rate of 12% per annum and are convertible into shares of our Common Stock at the Lender’s option at a conversion price equal to the amount which is 65% of the lowest VWAP for the ten trading days immediately preceding the conversion. In connection with the issuance of the April Notes the Company determined that the terms of the April Notes included a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company.

On June 30, 2017, we issued to an institutional investor (the “Lender”) a senior convertible note in the aggregate principal amount of $240,000 (the “June Note”), for an aggregate purchase price of $30,000. The principal due under the June Note accrues interest at a rate of 12% per annum. All principal and accrued interest under the June Note is due six months following the issue date of the June Note, and is convertible into shares of our Common Stock at a conversion price equal to 50% of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion. The June Note includes anti-dilution protection, including a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company, as well as customary events of default, including non-payment of the principal or accrued interest due on the June Note. Upon an event of default, all obligations under the June Note will become immediately due and payable and the Company will be required to make certain payments to the Lender.

Securities Authorized for Issuance under Equity Compensation Plans

We have never had any equity compensation plans. However, we may wish to issue stock options pursuant to a Stock Option Plan in the future. Such stock options may be awarded to management, employees, members of our Board of Directors and consultants.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following management’s discussion and analysis should be read in conjunction with the historical financial statements and the related notes thereto contained in this prospectus. The management’s discussion and analysis contains forward-looking statements, such as statements of our plans, objectives, expectations and intentions. Any statements that are not statements of historical fact are forward-looking statements. When used, the words “believe,” “plan,” “intend,” “anticipate,” “target,” “estimate,” “expect” and the like, and/or future tense or conditional constructions (“will,” “may,” “could,” “should,” etc.), or similar expressions, identify certain of these forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including those under “Risk Factors” in this prospectus that could cause actual results or events to differ materially from those expressed or implied by the forward-looking statements. Our actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances occurring after the date of this report.

Overview

We were originally incorporated under the laws of the State of Nevada on July 25, 2008 under the name Loran Connection Corp. We were formed to provide a variety of services in the area of individual and group tourism and business support in Ukraine. We subsequently filed a resale registration statement with the SEC on May 28, 2009, which was declared effective on October 28, 2009. On January 25, 2012, we changed our name to “PetroTerra Corp.” and effected a one-for-thirty two reverse split. We changed our name to reflect a proposed change in our business operations. On October 2, 2013, in connection with a change of control in the management of the Company, the Company began business operations in the oil and gas sector. On December 18, 2013, we filed a certificate of change to effect a one-for-two reverse stock split of our authorized and our outstanding shares of common stock and preferred stock. On July 1, 2015, we filed a certificate of change to effect a one-for-two and one half reverse stock split of our authorized and our outstanding shares of common stock. Since January 2016, as a result of the decline in the oil and gas markets, we generated minimal sales revenue and our operations were subject to all the risks inherent in the establishment of a new business enterprise. Since January 2016, we have not engaged in any operations and our business has been dormant. As such, we have been a “shell” company, as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Reverse Merger

On March 30, 2017, our company and Save on Transport entered into a Share Exchange Agreement, pursuant to which Save on Transport became a wholly-owned subsidiary of ours. In the Reverse Merger, we purchased all of the issued and outstanding common stock of Save on Transport from Steven Yariv, and in exchange, we issued 114,202,944 shares of our Common Stock to Steven Yariv. Save on Transport operates as an automobile shipping company that provides transportation, brokerage, and logistics services relating to vehicle shipping.

At the closing of the Reverse Merger, Lawrence Sands, our former Chief Executive Officer, Chief Financial Officer and sole director, resigned from all of his positions. Steven Yariv was also elected as the Chairman of our Board of Directors and appointed Chief Executive Officer.

As a result of the Reverse Merger and the change in business and operations of our company from a public “shell” company to a company engaged in the business of automobile shipping, a discussion of the past financial results of our company is not pertinent, and under generally accepted accounting principles in the United States the historical financial results of Save on Transport, the accounting acquirer, prior to the Reverse Merger are considered the historical financial results of our company. The Reverse Merger was accounted for as a recapitalization effected by a Reverse Merger, wherein Save on Transport is considered the acquirer for accounting and financial reporting purposes.

The following discussion highlights the results of operations of Save on Transport and the principal factors that have affected its financial condition as well as its liquidity and capital resources for the periods described, and provides information that management believes is relevant for an assessment and understanding of the financial condition and results of operations presented herein. The following discussion and analysis is based on the audited and financial statements contained in this prospectus, which have been prepared in accordance with generally accepted accounting principles in the United States. You should read the discussion and analysis together with such financial statements and the related notes thereto.

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Basis of Presentation

The audited financial statements for the period from July 12, 2016 (inception) to December 31, 2016 include a summary of our significant accounting policies and should be read in conjunction with the discussion below. In the opinion of management, all material adjustments necessary to present fairly the results of operations for such periods have been included in these audited financial statements. All such adjustments are of a normal recurring nature.

For the period from July 12, 2016 (inception) through December 31, 2016:

Results of Operations

The following table sets forth our revenues, expenses and net loss for the period from July 12, 2016 (inception) through December 31, 2016. The financial information below is derived from our audited financial statements included as an exhibit to this prospectus.

For the period from July 12, 2016 through December 31, 2016
Revenue	$72,222
Cost of Sales	$50,954
Gross Profit	$21,268

Operating Expenses:
Legal and professional	$5,871
Payroll and related expenses	$9,919
Rent - affiliate	$1,500
General and administrative expenses	$3,952
Total Operating Expenses	$21,242

Operating Income	$26
Net Income	$26

Revenues

The Company’s revenues were $72,222 for the period from July 12, 2016 (inception) through December 31, 2016. The revenue consists of individual customers contracting to transport a vehicle from location to location.

Cost of Revenue

Our cost of revenue were $50,954 for the period from July 12, 2016 (inception) through December 31, 2016 consisting primarily of $50,375 in carrier fees.

Operating Expenses

Total operating expenses were $21,242 for the period from July 12, 2016 (inception) through December 31, 2016 for legal and professional fees of $5,871, payroll and related expenses of $9,919, rent to an affiliate of $1,500 and general and administrative expenses of $3,952.

Operating Income and Net Income

The Company’s operating income and net income were $26 for the period from July 12, 2016 (inception) through December 31, 2016.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At December 31, 2016, we had a cash balance of $11,275. Our working capital was $8,126 at December 31, 2016.

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We reported a net increase in cash for the period from July 12, 2016 (inception) through December 31, 2016 of $11,275.

For the three months ended March 31, 2017:

Results of Operations

The following table sets forth our revenues, expenses and net loss for the period ended March 31, 2017. The financial information below is derived from our unaudited financial statements included in this prospectus.

For the three months ended March 31, 2017
Revenue	$26,272
Cost of Sales	$17,900
Gross Profit	$8,372

Operating Expenses:
Legal and professional	$31,650
Rent - affiliate	$900
General and administrative expenses	$2,534
Total Operating Expenses	$35,084

Operating Loss	$(26,712)
Other Income (Expenses)
Gain on change in fair value of derivative	91
Amortization of debt discount	(35)
Interest expense	(2)
Total other income (expense)	54
Net Loss	$(26,658)

Revenues

The Company’s revenues were $26,272 for the three month period ended March 31, 2017. The revenue consists of individual customers contracting to transport a vehicle from location to location.

Cost of Revenue

Our cost of revenue was $17,900 for the three month period ended March 31, 2017 consisting primarily of $17,450 in carrier fees.

Operating Expenses

Total operating expenses were $35,084 for the three months ended March 31, 2017, including legal and professional fees of $31,650, rent to an affiliate of $900 and general and administrative expenses of $2,534.

Operating Income and Net Income

The Company’s operating loss and net loss were $26,712 for the three months ended March 31, 2017.

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Other Income (Expenses)

Total other income (expense) of $54 includes interest expense of $2, debt discount amortization of $35 and a gain on change in derivative liability of $91 for the one day after the merger, March 31, 2017.

Weighted average number of shares

The weighted average number of shares outstanding was 114,213,434 for the three-month period ended March 31, 2017.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At March 31, 2017, we had a cash balance of $5,103 and restricted cash of $10,000. Our working capital deficit was $18,586 at March 31, 2017.

We reported a net increase in cash for the three months ended March 31, 2017 of $3,378.

Operating activities

Net cash flows used in operating activities for the three months ended March 31, 2017 amounted to $6,622 and was primarily attributable to net loss of $26,712, offset by an increase in cash due to prepaid expenses and other current assets of $1,950 and an increase in accounts payable of $23,047, less a decrease in cash from deferred revenue of $2,800 and payroll tax payable of $2,107.

Investing activities

Net cash flows provided by investing activities for the three months ended March 31, 2017 was comprised of a $10,000 cash escrow acquired on March 30, 2017 in connection with the reverse merger, to be held for a six month period to pay unpaid liabilities in conjunction with the Reverse Merger. At the end of the six months, any remaining balance will be due to the former CEO.

Going Concern Consideration

Our operations and financial results are subject to numerous various risks and uncertainties that could adversely affect our business, financial condition and results of operations. The Company is in an early stage and the net loss and cash used in operations for the three months ended March 31, 2017 was $26,658 and $6,622, respectively. The company had a working capital deficit, accumulated deficit and stockholders’ deficit of $56,990, $26,632 and $56,990 as of March 31, 2017, respectively, and further losses are anticipated in the development of its business. It is management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this prospectus. The ability of the Company to continue as a going concern is dependent upon increasing revenues both organically, with increased marketing efforts, and potential acquisition targets, which would be accretive to the Company. Additional capital may be required for the Company to meet its revenue growth plans. Our future financial results are also uncertain due to a number of factors, some of which are outside our control. These risk factors include, but are not limited to, our ability to raise additional funding and the results of our proposed operations.

Contractual Obligations

We may have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments.

Off Balance Sheet Arrangements

As of March 31, 2017, we had no off-balance sheet arrangements. We are not aware of any material transactions that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

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Significant Accounting Policies and Critical Accounting Estimates

The methods, estimates, and judgments that we use in applying our accounting policies have a significant impact on the results that we report in our financial statements. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates regarding matters that are inherently uncertain. Our most critical accounting estimates include:

Derivative Financial Instruments – The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Revenue Recognition – We recognize revenue in accordance with ACS - 605, “Revenue recognition”, ASC-605 requires that four basic criteria be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. The Company recognizes operating revenues and the related direct costs of such revenue as of the date the freight is delivered by the carrier. Customer payments received prior to delivery are recorded as a deferred revenue liability and related carrier fees if paid prior to delivery are recorded as a deferred expense asset. In accordance with ASC Topic 605-45, Principal Agent Considerations, the Company recognizes revenue on a gross basis.

Quantitative and Qualitative Disclosures About Market Risk

We are not required to provide quantitative and qualitative disclosures about market risk because we are a smaller reporting company.

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BUSINESS

Overview

We are a holding company that operates as a Florida based provider of integrated transportation management solutions through our wholly-owned subsidiary, Save on Transport. Save on Transport’s integrated transportation management solutions consist of brokerage and logistics services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight.

Introduction to the Transportation Management and Logistics Industry

Transportation management and other third-party logistics companies offer transportation and freight management services to shippers of freight and inventory. The U.S. third-party logistics sector revenue increased from approximately $76.9 billion in 2003 to approximately $157.2 billion in 2014 (and experienced growth each year during such period other than from 2008 to 2009), according to Armstrong & Associates, Inc., a leading supply chain market research firm. In addition, only 10.9% of logistics expenditures by U.S. businesses were outsourced in 2014, according to Armstrong & Associates. We believe that the market penetration of third-party logistics providers will expand in the future as companies increasingly redirect their resources to core competencies and outsource their transportation and logistics requirements as they realize the cost-effectiveness of 3PL providers.

Corporate History and Information

We were originally incorporated under the laws of the State of Nevada on July 25, 2008 under the name Loran Connection Corp. We were formed to provide a variety of services in the area of individual and group tourism and business support in Ukraine. On January 25, 2012, we changed our name to “PetroTerra Corp.” and effected a one-for-thirty two reverse split. We changed our name to reflect a proposed change in our business operations. On October 2, 2013, in connection with a change of control in the management of the Company, the Company began business operations in the oil and gas sector. On December 18, 2013, we filed a certificate of change to effect a one-for-two reverse stock split of our authorized and our outstanding shares of common stock and preferred stock. On July 1, 2015, we effected a one-for-two and one half reverse stock split of our authorized and our outstanding shares of common stock. Since January 2016, as a result of the decline in the oil and gas markets, we generated minimal sales revenue and our operations were subject to all the risks inherent in the establishment of a new business enterprise.

On November 22, 2016, we effected a reverse stock split of its outstanding and authorized shares of common stock at a ratio of 1 for 30 (the “Reverse Stock Split”). Upon the effectiveness of the Reverse Stock Split, the Company’s issued and outstanding shares of common stock was decreased from approximately 28,323,588 to 944,120 shares, all with a par value of $0.001. Accordingly, all share and per share information has been restated to retroactively show the effect of the last three Reverse Stock Splits.

On March 30, 2017, we executed a Share Exchange Agreement between us and Save on Transport Inc., a Florida corporation, pursuant to which Save on Transport became a wholly-owned subsidiary of ours. In this Reverse Merger, we acquired all of the issued and outstanding common stock of Save on Transport from Steven Yariv, and in exchange, we issued 114,202,944 shares of our Common Stock to Steven Yariv, and he was appointed Chief Executive Officer and elected as the Chairman of our Board of Directors.

As a result of the Reverse Merger, we are the holding company for our wholly-owned subsidiary, Save on Transport. Save on Transport was formed under the laws of the state of Florida in July 2016. Save on Transport operates as an automobile shipping company that provides transportation, brokerage, and logistics services relating to vehicle shipping.

In connection with the Reverse Merger, Steven Yariv was appointed Chief Executive Officer and elected as the Chairman of our Board of Directors.

Business and Operations

Save on Transport is a Florida based non-asset provider of integrated transportation management solutions. We provide brokerage and logistics services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight, which involve the use of independent contractor-owned trucks and equipment. We do not own the trucks or other equipment used to transport freight. Instead we utilize our relationships with subcontracted transportation providers – typically independent contract motor carriers. We make a profit on the difference between what we charge our customers for the services we provide and what we pay to the transportation providers to transport our customers’ freight. Our success depends in large part on our ability to hire and train talented salespeople and deploy them under exceptional leaders, develop sophisticated information technology, and build relationships with the carriers in our network so that we can purchase the optimal transportation solutions for our customers. Currently, all of our revenues are derived from domestic shipments.

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Our Strategy and Competitive Strengths

Our growth strategy focuses on developing a full suite of automobile transportation brokerage and logistics solutions for our customers. Our service offerings consist of non-asset based transportation supply chain management, logistics and brokerage solutions. We facilitate cost-effective vehicle shipping for customers for a variety of reasons including:

●	Household moves;

●	Seasonal moves;

●	Military moves;

●	College moves;

●	Company relocation;

●	Internet automobile purchases;

●	Classic car and collector shows; and

●	Transportation for car dealerships.

Save on Transport differentiates itself from the competition and grows its business by sustaining a high level of customer service, offering expedited and time-definite services, while providing competitive pricing.

Government Regulation

Our operations are regulated and licensed by various governmental agencies in the United States. Such regulations impact us directly and indirectly by regulating third-party transportation providers we use to transport freight for our customers.

Regulation affecting Motor Carriers, Owner Operators and Transportation Brokers.

In the United States, our third-party providers that operate as motor carriers have licenses to operate as motor carriers from the FMCSA of the DOT. The third-party motor carriers we engage in the United States must comply with the safety and fitness regulations of the DOT, including those relating to drug- and alcohol-testing, hours-of-service, records retention, vehicle inspection, driver qualification and minimum insurance requirements. Weight and equipment dimensions also are subject to government regulations. Other agencies, such as the EPA, the Food and Drug Administration, the California Air Resources Board, and the DHS, also regulate our third-party motor carriers and independent contractor drivers. The third-party carriers we use are also subject to a variety of vehicle registration and licensing requirements of the state or other local jurisdictions in which they operate.

In 2010, the FMCSA introduced the CSA program, which uses a SMS to rank motor carriers on seven categories of safety-related data, known as Behavioral Analysis and Safety Improvement Categories, or “BASICs,” which data, it is anticipated, will eventually be used for determining a carrier’s DOT safety rating under revisions to existing SFD regulations. In December 2015, the FAST Act was signed into law, which requires the FMCSA to review the CSA program to ensure that it provides the most reliable analysis possible. During this review period, the FAST Act requires the FMCSA to remove a property carrier’s CSA scores from public view. The FMCSA has since announced an SFD NPRM that would revamp the current three-tier federal rating system for federally regulated commercial motor carriers.

Although the CSA scores are not currently publicly available, this development is likely to be temporary. As a result, once the program has been revamped, our network of third-party transportation providers may could be ranked poorly as compared to competitors, and the safety ratings of their motor carrier operations could be adversely impacted. A reduction in safety and fitness ratings may result in difficulty attracting and retaining qualified independent contractors and could cause our customers to direct their business away from us and to carriers with more favorable CSA scores, which would adversely affect our results of operations.

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Classification of Independent Contractors.

Tax and other federal and state regulatory authorities as well as private litigants continue to assert that independent contractor drivers in the trucking industry are employees rather than independent contractors. Federal legislators have introduced legislation in the past to make it easier for tax and other authorities to reclassify independent contractors as employees, including legislation to increase the recordkeeping requirements for employers of independent contractors and to heighten the penalties of employers who misclassify their employees and are found to have violated employees’ overtime and/or wage requirements. Additionally, federal legislators have sought to abolish the current safe harbor allowing taxpayers meeting certain criteria to treat individuals as independent contractors if they are following a long-standing, recognized practice. Federal legislators also sought to expand the Fair Labor Standards Act to cover “non-employees” who perform labor or services for businesses, even if the “non-employees” are properly classified as independent contractors; require taxpayers to provide written notice to workers based upon their classification as either an “employee” or a “non-employee”; and impose penalties and fines for violations of the notice requirements or “employee” or “non-employee” misclassifications. Some states have put initiatives in place to increase their revenues from items such as unemployment, workers’ compensation and income taxes, and a reclassification of independent contractors as employees would help states with this initiative. Taxing and other regulatory authorities and courts apply a variety of standards in their determination of independent contractor status. If our independent contractor drivers are determined to be our employees, we would incur additional exposure under some or all of the following: federal and state tax, workers’ compensation, unemployment benefits, labor, employment and tort laws, including for prior periods, as well as potential liability for employee benefits and tax withholdings.

Other Regulations.

We are subject to a variety of other U.S. and foreign laws and regulations, including but not limited to, the Foreign Corrupt Practices Act and other similar anti-bribery and anti-corruption statutes. Further, the transportation industry is subject to possible other regulatory and legislative changes (such as the possibility of more stringent environmental, climate change and/or safety/security regulations) that may affect the economics of the freight shipping industry by requiring changes in operating practices or changing the demand for motor carrier services or the cost of providing transportation logistics services.

Employees

As of June 1, 2017, Save on Transport has 1 full-time employee. PetroTerra Corp. has no full-time employees.

Marketing and Significant Customers

Our customers are primarily different and distinct individuals introduced through referrals sources. Our business serves the North American market, with a near total concentration in the United States.

To best serve our customers, we will need to hire and maintain a significant staff of sales representatives and related support personnel. Our sales strategy is twofold: we seek to establish long-term relationships with new accounts and to increase the amount of business generated from our existing customer base. We believe that these attributes are competitive advantages in the transportation and logistics industry.

Information Systems

We utilize two main cloud based Information Systems: jTracker for taking customer orders and Central Dispatch for posting orders for carrier communications.

Competition

The transportation and logistics industry is highly competitive, with thousands of companies competing in the domestic and international markets. Our competitors include local, regional, national and international companies with the same services that our business provides. Due in part to the fragmented nature of the industry, our business units must strive daily to retain existing business relationships and forge new relationships.

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We compete on service, reliability, and price. Some competitors have larger customer bases, significantly more resources and more experience than we do. The health of the transportation and logistics industry will continue to be a function of domestic and global economic growth.

Seasonality

Generally, our revenues do not exhibit a significant seasonal pattern; however, revenue is affected by adverse weather conditions, holidays and the number of business days that occur during a given period because revenue is directly related to the available work days of our third party shipping providers.

PROPERTIES

Our principal executive offices are rented from an affiliate of our Chief Executive Officer and are located in the United States at 2833 Exchange Court, West Palm Beach, Florida 33409, comprised of 400 square feet of office space. Total monthly rent for this property, including common area maintenance and real estate taxes, is approximately $300.

LEGAL PROCEEDINGS

In the ordinary course of our business, we expect that from time to time we will be involved in various pending or threatened legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon our financial condition and/or results of operations. However, in the opinion of our management, matters currently pending or threatened against us are not expected to have a material adverse effect on our financial position or results of operations.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the name, age and position of each of our directors and executive officers as of June 1, 2017.

Name	Age	Position	Year First Elected
Steven Yariv	43	Chairman of the Board and Chief Executive Officer	2017

The following includes a brief biography for each of our directors and executive officers, with each director biography including information regarding the experiences, qualifications, attributes or skills that caused our board of directors to determine that each member of our board of directors should serve as a director as of the date of this prospectus. There are no family relationships among any of our directors or executive officers.

Directors

Steven Yariv has served as our Chief Executive Officer and Chairman of the Board of Directors since March 30, 2017 and has been the Chief Executive Officer/President of Save on Transport since its inception. He has also served as the President of Dealer’s Choice Auto Transport, an automobile transport specialist for dealerships, rental companies, and individuals, since 2001. Mr. Yariv received his undergraduate degree and a Master of Business Administration from Touro College.

Executive Officers

Biographical information regarding Mr. Yariv is provided above under Directors.

Employment Agreements

The Company has no employment agreements in place as of June 1, 2017.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. The Company also does not currently offer or have any benefits, such as health or life insurance, available to its employees.

CORPORATE GOVERNANCE

Board of Directors and Committees

Our board of directors currently consists of one member. Directors are elected to serve until their successors are elected and qualified. Directors are elected by a plurality of the votes cast at the annual meeting of stockholders and hold office until the expiration of the term for which he or she was elected and until a successor has been elected and qualified.

A majority of the authorized number of directors constitutes a quorum of the Board of Directors for the transaction of business. The directors must be present at the meeting to constitute a quorum. However, any action required or permitted to be taken by the Board of Directors may be taken without a meeting if all members of the Board of Directors individually or collectively consent in writing to the action. Executive officers are appointed by the Board of Directors and serve at its pleasure.

Code of Ethics

The Company expects to adopt a code of ethics during fiscal year 2017.

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Audit Committee

We do not have an audit committee and as a result our board of directors performs the duties of an audit committee. Our board of directors evaluates the scope and cost of the engagement of an auditor before the auditor renders audit and non-audit services.

Compensation Committee

We do not have an compensation committee and as a result our board of directors performs the duties of a compensation committee. Our board of directors reviews and approves various compensation policies and matters and reviews and approves salaries, bonuses and other matters relating to our officers. The committee reviews all senior corporate employees after the end of each fiscal year to determine compensation for the subsequent year. Particular attention is paid to each employee’s contributions to our current and future success, as well as their salary level in comparison to the market value of personnel with similar skills and responsibilities.

Director Independence

We are not currently subject to the listing requirements of any national securities exchange or inter-dealer quotation system which has requirements that a majority of the Board of Directors be “independent” and, as a result, we are not at this time required to have our Board of Directors comprised of a majority of “independent directors.” We do not have an independent director under the applicable standards of the SEC and the Nasdaq stock market.

Family Relationships

There are no family relationships among our directors and executive officers.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past ten years:

●	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

●	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

●	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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EXECUTIVE AND DIRECTOR COMPENSATION

Executive Compensation

Summary Compensation Table

The following table sets forth information concerning the total compensation paid or accrued by us and Save on Transport during the last two fiscal years indicated to (i) all individuals that served as our or Save on Transport’s principal executive officer or acted in a similar capacity for us or Save on Transport at any time during the most recent fiscal year indicated; (ii) the two most highly compensated executive officers who were serving as executive officers of us or Save on Transport at the end of the most recent fiscal year indicated that received annual compensation during such fiscal year in excess of $100,000; and (iii) up to two additional individuals for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of us or Save on Transport at the end of the most recent fiscal year indicated.

Name & Principal Position	Fiscal Year ended Dec. 31,	Salary ($)	Bonus ($)	Stock Awards (4) ($)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
John Barton, Former Chief Executive Officer/Chief Financial Officer (1)	2016	120,000	0	9,600	(5)	0	0	0	0	129,600
	2015	120,000	0	336,000	(6)	0	0	0	0	456,000

Kurt Reinecke, Former Chief Operating Officer (2)	2016	82,500	0	65,600	(7)	0	0	0	0	148,100
	2015	41,250	0	100,000	(8)	0	0	0	0	141,250

Lawrence Sands, Former Chief Executive Officer and Former Chief Financial Officer (9)	2016	0		0		0	0	0	0	0
	2015			0		0	0	0	0	0

Steven Yariv, Chief Executive Officer (3)	2016	9,000		0		0	0	0	0	9,000
	2015	0		0		0	0	0	0	0

(1) On January 9, 2017, Mr. Barton resigned as our Chief Executive Officer and Chief Financial Officer. The compensation listed reflects compensation for Mr. Barton in his dual role as Chief Executive Officer and Chief Financial Officer.

(2) On January 9, 2017, Mr. Reinecke resigned as our Chief Operating Officer.

(3) Reflects compensation received from Save on Transport.

(4) Reflects grant date fair value of restricted stock awards computed in accordance with FASB ASC Topic 718.

(5) On February 9, 2016, John Barton was granted 160,000 shares of common stock in accordance with his employment agreement dated February 4, 2014.

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(6) On February 13, 2015, John Barton was granted 160,000 shares of common stock in accordance with his employment agreement dated February 4, 2014.

(7) On October 26, 2015, the Company renewed its independent contractor agreement with Arrow Peak Minerals and Royalty LLC (“Arrow”) so that Kurt Reinecke would continue to act in the role of the Company’s Chief Operating Officer. Arrow is also entitled to receive an aggregate of 150,000 shares of common stock to be earned as follows: (i) 50,000 shares were issued upon execution of the agreement; (ii) 50,000 shares will be issued upon the six month anniversary of the commencement of the agreement; and (iii) 50,000 shares will be issued upon the one year anniversary of the commencement of the agreement.

(8) On September 16, 2014 and March 16, 2015, Kurt Reinecke was granted an aggregate 50,000 shares of common stock in accordance with his employment agreement dated September 16, 2014.

(9) Mr. Sands served as the interim Chief Executive Officer and interim Chief Financial Officer from January 14, 2017 until Mr. Sands resigned all officer positions as our Chief Operating Officer on March 30, 2017.

Employment Agreements

The Company has no employment agreements in place as of March 30, 2017.

We have no plans in place and have never maintained any plans that provide for the payment of retirement benefits or benefits that will be paid primarily following retirement including, but not limited to, tax qualified deferred benefit plans, supplemental executive retirement plans, tax-qualified deferred contribution plans and nonqualified deferred contribution plans. The Company also does not currently offer or have any benefits, such as health or life insurance, available to its employees.

Outstanding Equity Awards at Fiscal Year-End

The Company’s officers did not receive any equity awards during the period ended December 31, 2016 nor has any other former officer received equity awards during the period ended December 31, 2016.

Director Compensation

Mr. Sands, our sole director prior to the Reverse Merger, did not receive any compensation in his role during the fiscal year ended December 31, 2016 nor has any other former director of the Company received compensation during the fiscal year ended December 31, 2016. Steven Yariv, Save on Transport’s sole director prior to the Reverse Merger did not receive any compensation in his role as such during the during the fiscal year ended December 31, 2016 nor has any other former director of Save on Transport received compensation during the fiscal year ended December 31, 2016.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

SEC rules require us to disclose any transaction or currently proposed transaction in which the Company is a participant and in which any related person has or will have a direct or indirect material interest involving the lesser of $120,000 or one percent (1%) of the average of the Company’s total assets as of the end of last two completed fiscal years. A related person is any executive officer, director, nominee for director, or holder of 5% or more of the Company’s Common Stock, or an immediate family member of any of those persons.

None of our officers, directors, proposed director nominees, beneficial owners of more than 5% of our shares of common stock, or any relative or spouse of any of the foregoing persons, or any relative of such spouse who has the same house as such person or who is a director or officer of any parent or subsidiary of our Company, has any direct or indirect material interest in any transaction to which we are a party since our incorporation or in any proposed transaction to which we are proposed to be a party. In the event a related party transaction is proposed, such transaction will be presented to our Board of Directors for consideration and approval. Any such transaction will require approval by a majority of the disinterested directors and such transactions will be on terms no less favorable than those available to disinterested third parties.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. In accordance with Securities and Exchange Commission rules, shares of our Common Stock which may be acquired upon exercise of stock options or warrants which are currently exercisable or which become exercisable within 60 days of the date of the applicable table below are deemed beneficially owned by the holders of such options and warrants and are deemed outstanding for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage of ownership of any other person. Subject to community property laws, where applicable, the persons or entities named in the tables below have sole voting and investment power with respect to all shares of our Common Stock indicated as beneficially owned by them.

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of July 13, 2017, after the Reverse Merger, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock (our only class of voting securities), (ii) each of our directors and executive officers, and (iii) all of our directors and executive officers as a group. To the best of our knowledge, except as otherwise indicated, each of the persons named in the table has sole voting and investment power with respect to the shares of our Common Stock beneficially owned by such person, except to the extent such power may be shared with a spouse. To our knowledge, none of the shares listed below are held under a voting trust or similar agreement, except as noted. To our knowledge, there is no arrangement, including any pledge, by any person of securities of the Company or any of its parents, the operation of which may at a subsequent date result in a change of control of the Company.

Unless otherwise indicated in the following table, the address for each person named in the table is c/o Save on Transport, 2833 Exchange Court, West Palm Beach, FL 33409.

Name and address of beneficial owner	Amount and nature of beneficial ownership	Percent of class (1)

Directors and Executive Officers
Steven Yariv	114,202,944 shares	99.2%

All directors and executive officers as a group	114,202,944 shares	99.2%

5% Stockholders
None

(1) Applicable percentage ownership is based on 115,147,064 shares of Common Stock outstanding as of July 13, 2017.

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DESCRIPTION OF CAPITAL STOCK

We have authorized capital stock consisting of 500,000,000 shares of Common Stock, par value $0.001, and 4,000,000 shares of preferred stock, par value $0.001 per share. As of June 1, 2017, we had 115,147,064 shares of Common Stock issued and outstanding, and 4,000,000 shares of Series A Convertible Preferred Stock, par value $0.001, issued and outstanding.

Common Stock

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends of such times and in such amounts as the board from time to time may determine. Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting of the election of directors then standing for election. The Common Stock is not entitled to pre-emptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of our company, the assets legally available for distribution to stockholders are distributable ratably among the holders of the Common Stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors. Each outstanding share of Common Stock is duly and validly issued, fully paid and non-assessable.

Preferred Stock

Each share of Series A Convertible Preferred Stock has a par value of $0.001 and a stated value of $1.00. Dividends are payable at the rate of 7% per annum cumulative. The Series A Convertible Preferred Stock have no voting rights, except as required by law. Each share of preferred stock is convertible at a conversion price of $0.0833 at the option of the holder; provided, however, if a triggering event occurs, the conversion price shall thereafter be reduced, and only reduced, to equal 40% of lowest VWAP during the thirty consecutive trading day period prior to the conversion date. The beneficial ownership limitation attached to conversion is 4.99% which can be decreased or increased, upon not less than 61 days’ notice to the Company, but in no event exceeding 19.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon conversion of the preferred stock. After 36 months after the issuance of the preferred shares, the Company has the right to redeem all, but not less than all, of the outstanding preferred shares in cash at a price equal to 130% of the stated value plus any accrued but unpaid dividends thereon. Total shares issuable upon conversion shall not exceed 48,000,000 in the aggregate.

We may issue shares of preferred stock from time to time in one or more series, each of which will have such distinctive designation or title as shall be determined by our Board of Directors and will have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such class or series of preferred stock as may be adopted from time to time by the Board of Directors.

While we do not currently have any plans for the issuance of additional preferred stock, the issuance of such preferred stock could adversely affect the rights of the holders of Common Stock and, therefore, reduce the value of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock on the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of the preferred stock; however, these effects may include:

●	Restricting dividends on the Common Stock;

●	Diluting the voting power of the Common Stock;

●	Impairing the liquidation rights of the Common Stock; or

●	Delaying or preventing a change in control of the Company without further action by the stockholders.

Dividend Policy

The Company has not declared or paid any cash dividends on its common stock, and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

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Options

The Company does not have any outstanding options to purchase shares of Common Stock.

Warrants

The Company does not have any outstanding warrants to purchase shares of Common Stock.

Transfer Agent

The transfer agent for our Common Stock is Island Stock Transfer, and its telephone number is 727-289-0010.

Dividend Policy

The Company has not declared or paid any cash dividends on its common stock, and does not intend to declare or pay any cash dividend in the foreseeable future. The payment of dividends, if any, is within the discretion of the Board of Directors and will depend on the Company’s earnings, if any, its capital requirements and financial condition and such other factors as the Board of Directors may consider.

Convertible Notes

On April 25, 2017, we completed a private placement pursuant to which we issued to the Lender convertible promissory notes (the “April Notes” and together with the June Note, the “Notes”) in the aggregate principal amount of $355,000, for an aggregate purchase price of $350,000. On April 25, 2017, we received the initial tranche of $95,000, which is a loan amount of $100,000, net of a $5,000 fee, recorded as convertible note payable. The initial tranche matures on April 25, 2018, and each additional tranche will mature one year after the date of such tranche’s funding. The second tranche of $85,000 was funded on June 2, 2017. The third tranche will be for $85,000 and is expected to occur upon filing of this prospectus. The fourth tranche will be for $85,000 and will fund on July 24, 2017. The Notes bear interest at a rate of 12% per annum and are convertible into shares of our Common Stock at the Lender’s option at a conversion price equal to 65% of the lowest VWAP for the ten trading days immediately preceding the conversion. In connection with the issuance of the April Notes the Company determined that the terms of the April Notes included a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company.

On June 30, 2017, we issued to the Lender a senior convertible note in the aggregate principal amount of $240,000 (the “June Note”), for an aggregate purchase price of $30,000. The principal due under the June Note accrues interest at a rate of 12% per annum. All principal and accrued interest under the June Note is due six months following the issue date of the June Note, and is convertible into shares of our Common Stock at a conversion price equal to 50% of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion. The June Note includes weighted average anti-dilution protection, including a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company, as well as customary events of default, including non-payment of the principal or accrued interest due on the June Note. Upon an event of default, all obligations under the June Note will become immediately due and payable and the Company will be required to make certain payments to the Lender.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Revised Statutes and our Articles of Incorporation allow us to indemnify our officers and directors from certain liabilities and our By-Laws state that we shall indemnify every present or former director or officer of ours (each an “Indemnitee”).

Our By-Laws provide that we shall indemnify an Indemnitee against all costs, charges and expenses, including amounts paid to settle an action or satisfy a judgment, actually and reasonably incurred by such Indemnitee.

Other than discussed above, neither our By-Laws nor Articles of Incorporation includes any specific indemnification provisions for our officers or directors against liability under the Securities Act. Additionally, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

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SELLING STOCKHOLDER

We are registering an aggregate of 91,108,012 shares of Common Stock issuable upon conversion of the April Notes and June Notes for resale by the Selling Stockholder listed in the table below. All expenses incurred with respect to the registration of the Common Stock will be paid by us, but we will not be obligated to pay any underwriting fees, discounts, commissions or other expenses incurred by the Selling Stockholder in connection with the sale of such shares.

The Selling Stockholder named below may from time to time offer and sell pursuant to this prospectus up to 91,108,012 Resale Shares. The Selling Stockholder may also resell all or a portion of its securities in reliance upon Rule 144 under the Securities Act provided that they meet the criteria and conform to the requirements of that rule or by any other available means.

The shares of common stock that may be offered by the selling stockholder hereunder were previously issued in private transactions by our company.

The following table sets forth:

●	The name of the Selling Stockholder;

●	The number and percent of shares of our Common Stock that the Selling Stockholder beneficially owned prior to the offering for resale of the shares under this prospectus;

●	The number of shares of our Common Stock that may be offered for resale for the account of the Selling Stockholder under this prospectus; and the number and percent of shares of our Common Stock to be beneficially owned by the Selling Stockholder after the offering of the Resale Shares (assuming all of the offered Resale Shares are sold by the Selling Stockholder).

The number of shares in the column “Number of Shares Being Offered” represents all of the shares that the Selling Stockholder may offer under the prospectus. We do not know how long the Selling Stockholder will hold the shares before selling them or how many shares they will sell, and we currently have no agreements, arrangements or understandings with the Selling Stockholder regarding the sale of any of the Resale Shares.

This table is being prepared solely based on information supplied to us by the Selling Stockholder, any Schedule 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC. The applicable percentages of beneficial ownership are based on an aggregate of 115,147,064 shares of our Common Stock issued and outstanding on July 13, 2017.

The Selling Stockholder is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws and the Selling Stockholder has not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years other than as a result of the ownership of our securities. See “Plan of Distribution” for additional information about the Selling Stockholder and the manner in which the Stockholder may dispose of its shares.

Name of Selling Stockholder	Common Stock Beneficially Owned Prior to the Offering	Common Stock Covered by this Prospectus		Common Stock Beneficially Owned Upon Completion of the Offering (3)	Percentage of Common Stock Owned Upon Completion of this Offering (1)
RedDiamond Partners LLC	91,108,012	91,108,012	(2)	0	*

* Less than 1%.

(1) Based on 115,147,064 shares of common stock issued and outstanding as of June 1, 2017.

(2) Consists of an aggregate of 48,630,136 shares of common stock issuable upon conversion of $355,000 of principal amount of convertible notes held by a selling stockholder and convertible at an assumed conversion price of $0.0146 per share, and an aggregate of 42,477,876 shares of common stock issuable upon conversion of $240,000 of principal amount of convertible notes held by a selling stockholder and convertible at an assumed conversion price of $0.0113 per share. Mr. John DeNobile exercises voting and dispositive power over the shares of common stock beneficially owned by RedDiamond Partners LLC. Mr. DeNobile disclaims beneficial ownership of such securities.

(3) Under the rules of the Securities and Exchange Commission, “beneficial ownership” is deemed to include shares for which an individual, directly or indirectly, has or shares voting or dispositive power, whether or not they are held for the individual’s benefit, and includes shares that may be acquired within 60 days, including, but not limited to, the right to acquire shares by the exercise of options and warrants.

34

PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or quoted or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling shares:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits Investors;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	to cover short sales made after the date that this Registration Statement is declared effective by the Commission;

●	broker-dealers may agree with the Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of Common Stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the Company being notified in writing by a Selling Stockholder that any material arrangement has been entered into with a broker-dealer for the sale of Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such Selling Stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of Common Stock were sold, (iv)the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the Company being notified in writing by a Selling Stockholder that a donee or pledgee intends to sell more than 500 shares of Common Stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

The Selling Stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the Selling Stockholder and/or the purchasers. Each Selling Stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of such Selling Stockholder’s business and, at the time of its purchase of such securities such Selling Stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised each Selling Stockholder that it is the view of the Commission that it may not use shares registered on this Registration Statement to cover short sales of Common Stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If a Selling Stockholder uses this prospectus for any sale of the Common Stock, it will be subject to the prospectus delivery requirements of the Securities Act. The Selling Stockholders will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such Selling Stockholders in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the Common Stock. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

35

LEGAL MATTERS

The validity of the shares of our common stock to be issued in this offering will be passed upon for us by our Nevada counsel, Holley Driggs Walch Fine Wray, Las Vegas, Nevada.

EXPERTS

Salberg & Company, P.A., independent registered public accounting firm, has audited the financial statements of Save on Transport as of December 31, 2016, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from July 12, 2016 (inception) to December 31, 2016, as set forth in their report. We have included those financial statements in this prospectus and elsewhere in this registration statement in reliance on Salberg & Company, P.A’s report, given on their authority as experts in accounting and auditing.

36

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration statement.

In addition, we file annual, quarterly and special reports, proxy statements and other information with the SEC. A copy of the registration statement and the accompanying exhibits and schedules and any other document we file may be inspected without charge and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

37

PETROTERRA CORP

38

PART I. FINANCIAL INFORMATION

Item 1. Financial Statements

PetroTerra Corp. and Subsidiary

Consolidated Balance Sheet

	March 31, 2017	December 31, 2016
	(Restated) (Unaudited)
ASSETS
Current Assets:
Cash	$5,103	$11,725
Restricted cash	10,000	-
Prepaid expenses	676	676
Deferred expense	-	1,950

Total Current Assets	15,779	14,351

Total Assets	$15,779	$14,351

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$49,433	$1,318
Advances from lender	15,000	-
Derivative liability	7,172	-
Convertible notes payable, net of debt discount	1,164
Deferred revenue	-	2,800
Payroll taxes payable	-	2,107

Total Current Liabilities	72,769	6,225

Total Liabilities	72,769	6,225
Commitments and contingencies (Note 9)

Stockholder’s Equity:
Series A Convertible Preferred stock, par value $0.001 per share; authorized 4,000,000 shares; issued and outstanding 4,000,000 shares (Liquidation value $4,000,000)	4,000	-
Common stock, par value $0.001 per share; authorized 500,000,000 shares; issued and outstanding 115,147,064 and 114,202,944 at March 31,2017 and December 31, 2016, respectively	115,147	114,203
Additional paid-in capital	(149,505)	(106,103)
Retained earnings (Accumulated deficit)	(26,632)	26

Total Stockholders’ Equity (Deficit)	(56,990)	8,126

Total Liabilities and Stockholders’ Equity (Deficit)	$15,779	$14,351

The accompanying notes are an integral part of these consolidated financial statements

F-1

PetroTerra Corp. and Subsidiary

Consolidated Statement of Operations

(Unaudited)

For the three months ended March 31, 2017 (Restated)
Revenues	$26,272

Total Revenue	26,272

Cost of Revenues
Carrier fees	17,450
Dispatch costs	450

Total Cost of Revenues	17,900

Gross Profit	8,372

Operating Expenses:
Legal and professional	31,650
Rent - affiliate	900
General and administrative expenses	2,534

Total Operating Expenses	35,084

Operating Loss	(26,712)
Other income (expense):
Gain on change in fair value of derivative	91
Amortization of debt discount	(35)
Interest expense	(2)

Total Operating Expenses	54

Net Loss	$(26,658)

Net Loss per Common Share
Basic and Diluted	$-

Weighted Average Common Shares Outstanding:
Basic and Diluted	114,213,434

The accompanying notes are an integral part of these consolidated financial statements

F-2

PetroTerra Corp. and Subsidiary

Consolidated Statement Of Changes In Stockholder’s Equity (Deficit)

Three Months Ended March 31, 2017

(Unaudited)

(Restated)

	Preferred Stock Series A		Common Stock		Additional Paid-in	Retained Earnings (Accumulated	Total Stockholders’ Equity
	Shares	Amount	Shares	Amount	Capital	Deficit)	(Deficit)

Balance at December 31, 2016	-	$-	114,202,944	$114,203	$(106,103)	$26	$8,126

Recapitalization	4,000,000	4,000	944,120	944	(43,402)	-	(38,458)

Net Loss for three months ended March 31,2017	-	-	-	-	-	(26,658)	(26,658)

	-	-	-	-	-	-	-
Balance at March 31, 2017	4,000,000	$4,000	115,147,064	$115,147	$(149,505)	$(26,632)	$(56,990)

The accompanying notes are an integral part of these consolidated financial statements

F-3

PetroTerra Corp. and Subsidiary

Consolidated Statement Of Cash Flows

(Unaudited)

For the three months ended March 31, 2017 (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:

Net Loss	$(26,658)

Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt discount	35
Change in value of derivative liability	(91)

Increase (decrease) in cash resulting from changes in:
Prepaid expenses and other current assets	1,950
Accounts payable	23,049
Deferred revenue	(2,800)
Payroll tax payable	(2,107)

Net Cash Provided By (Used In) Operating Activities	(6,622)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash acquired	10,000

Net Cash Provided by Investing Activities	10,000

Net Increase in Cash, Cash Equivalents and Restricted Cash	3,378

Cash, Cash Equivalents and Restricted Cash at Beginning of Period	11,725

Cash, Cash Equivalents and Restricted Cash at End of Period	$15,103

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the year for:
Interest	$-
Income Taxes	$-

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the statement of financial position that sum to the total of the same such amounts shown in the statement of cash flows

March 31, 2017
Cash and cash equivalents	$5,103
Restricted Cash	10,000

Total cash, cash equivalents and restricted cash	$15,103

The accompanying notes are an integral part of these consolidated financial statements

F-4

PETROTERRA CORP.

Notes To The Consolidated Financial Statements

March 31, 2017

(Unaudited)

Note 1 – Organization and Business Operations

PetroTerra Corp. (the “Company”) was incorporated under the laws of the State of Nevada, on July 25, 2008 and prior to the reverse merger discussed below, was inactive.

Save On Transport Inc. (“Save On”) was incorporated in the state of Florida and started business on July 12, 2016 (“Inception Date”). Save On is a provider of integrated transportation management solutions consisting of brokerage and logistic services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight. Save On has generated nominal revenue to date and consequently its operations are subject to all risks inherent in the establishment of a new business enterprise.

On March 30, 2017 (the “Closing Date”), Petroterra Corp. and Save On entered into a Share Exchange Agreement, dated as of the same date (the “Share Exchange Agreement”). Pursuant to the terms of the Share Exchange Agreement, Save On became a wholly-owned subsidiary of Petroterra Corp. on the Closing Date (the “Reverse Merger”). The Combined companies are hereafter referred to as the “Company”.

The transaction is being accounted for as a reverse merger between a private company and an inactive public company in which Save On, the private company, is considered to be the acquirer of Petroterra Corp. since the sole shareholder of Save On obtained approximately 99% voting control and management and board control. Accordingly, the reverse merger is accounted for as a recapitalization of Save On in which the assets and liabilities of both companies, on the transaction date, are recorded at their historical book values, the equity of Save On is retroactively restated to give effect to the exchange of the Save On shares for Petroterra Corp. shares, the historical activity of the combined entity is that of Save On and the activity of Petroterra Corp. is recorded only from the date of the transaction.

Note 2 – Going Concern

The accompanying unaudited consolidated financial statements are prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The Company is in an early stage and the net loss and cash used in operations for the three months ended March 31, 2017 was $26,658 and $6,622, respectively. The company had a working capital deficit, accumulated deficit and stockholders’ deficit of $56,990, $26,632, and $56,990 as of March 31, 2017, respectively, and further losses are anticipated in the development of its business. It is management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon increasing revenues both organically, with increased marketing efforts, and potential acquisition targets, which would be accretive to the Company. Additional capital may be required for the Company to meet its revenue growth plans. The consolidated financial statements do not include any adjustments relating to recovery of recorded assets or classification of liabilities should the Company be unable to continue as a going concern.

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The unaudited consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information. Accordingly, they do not include all the information and disclosures necessary for comprehensive presenation of financial position, results of operations or cash flow.

F-5

PETROTERRA CORP.

Notes To The Consolidated Financial Statements

March 31, 2017

(Unaudited)

However, these unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, which, in the opinion of management, are necessary for fair presentation of the information contained therein. It is suggested that these unaudited interim consolidated financial statements be read in conjunction with the financial statements of Save On Transport, Inc. for the year ended December 31, 2016, and notes thereto included in the Company’s current report on Form 8-K, filed on April 5, 2017. The Company follows the same accounting policies in the preparation of its annual and interim reports. The results of operations in interim periods are not necessarily an indication of operating results to be expected for the full year.

Principles of Consolidation

The unaudited consolidated financial statements of the Company include the consolidated accounts of Petroterra Corp. and its wholly owned subsidiary, Save On. All intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the unaudited consolidated financial statements, in accordance with United States Generally Accepted Accounting Principles, requires management to make estimates and assumptions about future events that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. On an ongoing basis, management evaluates and periodically adjusts its estimates and assumptions, based on historical experience, the impact of the current economic environment, and other key factors. Volatile energy markets, as well as changes in consumer spending, have increased the inherent uncertainty in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates. Significant estimates included in the accompanying unaudited consolidated financial statements and footnotes include the valuation of derivative instruments.

Revenue Recognition and Cost of Revenue

The Company recognizes operating revenues and the related direct costs of such revenue as of the date the freight is delivered by the carrier. Customer payments received prior to delivery are recorded as a deferred revenue liability and related carrier fees if paid prior to delivery are recorded as a deferred expense asset. In accordance with ASC Topic 605-45, Principal Agent Considerations, the Company recognizes revenue on a gross basis.

F-6

PETROTERRA CORP.

Notes To The Consolidated Financial Statements

March 31, 2017

(Unaudited)

Note 3 – Summary of Significant Accounting Policies (Continued)

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of it financial instruments, including stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported as charges or credits to income.

For option-based simple derivative financial instruments, the Company uses the Black-Scholes option-pricing model to value the derivative instruments at inception and subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

Fair value of financial instruments

The carrying amounts reported in the balance sheets for cash, accounts payable and accrued expenses approximate their fair values based on the short-term maturity of these instruments. The carrying amount of the Company’s promissory note obligations approximate fair value, as the terms of these notes are consistent with terms available in the market for instruments with similar risk.

We account for our derivative financial instruments, consisting of certain conversion options embedded in our convertible instruments, at fair value using level 3 inputs. We determine the fair value of these derivative liabilities using the Black-Scholes option pricing model when appropriate, and in certain circumstances using binomial lattice models or other accepted valuation practices.

When determining the fair value of our financial assets and liabilities using the Black-Scholes option pricing model, we are required to use various estimates and unobservable inputs, including, among other things, contractual terms of the instruments, expected volatility of our stock price, expected dividends, and the risk-free interest rate. Changes in any of the assumptions related to the unobservable inputs identified above may change the fair value of the instrument. Increases in expected term, anticipated volatility and expected dividends generally result in increases in fair value, while decreases in the unobservable inputs generally result in decreases in fair value.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC-260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common stockholders by the weighted average number of outstanding shares of common stock during the period. Diluted loss per share gives effect to all dilutive potential shares of common stock outstanding during the period. Dilutive loss per share excludes all potential shares of common stock if their effect is anti-dilutive. The Company has no potential dilutive instruments and accordingly basic loss and diluted loss per share are equal.

F-7

PETROTERRA CORP.

Notes To The Consolidated Financial Statements

March 31, 2017

(Unaudited)

Recent Accounting Pronouncements

In August 2015, FASB issued ASU 2015-14, Deferral of the Effective Date, which amends ASC Topic 606, Revenue from Contracts with Customers. ASC Topic 606 was established by previously-issued ASU 2014-09, discussed below. For public business entities, the amendments in ASU 2015-14 defer the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017. Early adoption of ASU 2014-09 is permitted. In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers , which established ASC Topic 606. The new revenue recognition standard eliminates all industry-specific guidance and provides a five-step analysis of transactions to determine when and how revenue is recognized. The premise of the guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The amendments in this ASU may be applied retrospectively to each period presented, or as a cumulative effect adjustment as of the date of adoption. Management is currently evaluating the accounting, transition and disclosure requirements of the standard and expects to know the financial statement impact upon adoption in 2018.

F-8

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

NOTE 4 – RESTATEMENT OF FINANCIAL STATEMENT

We have restated our previously issued consolidated financial statements as of and for the three months ended March 31, 2017 to reflect certain convertible debenture agreements, advances and accounts payable not previously reported:

(1)

On March 30, 2017, we assumed a convertible note payable to RDW Capital, LLC which was dated February 16, 2017. The $4,000 note payable bears interest at a 12% per annum interest rate. The note matures on August 16, 2017 and is secured by the shares reservation of 300% of the number of share of common stock issuable upon a conversion. The note is convertible into shares of common stock at a price equal to a variable conversion price of fifty percent (50%) of the volume-weighted averages for the ten (10) days preceding the date of conversion and contains price protection on the conversion rate.

The principal balance assumed amounted to $4,000, offset by debt discount of $3,071. The Company accrued interest expense of $1, amortization of debt discount of $21 and change in the value of derivative liability of $52 for the period of one day on March 31, 2017 upon the merger.

(2)

On March 30, 2017, the Company assumed a convertible note payable to RDW Capital, LLC which was dated March 15, 2017. The $2,464 note payable bears interest at a 12% per annum. The note matures on September 15, 2017 and is secured by the share reservation of 300% of the number of shares of common stock issuable upon a conversion. The note is convertible into shares of common stock at a price equal to a variable conversion price of fifty percent (50%) of the volume-weighted averages for the ten (10) days preceding the date of conversion and contains price protection on the conversion rate.

The principal balance assumed amounted to $2,464, offset by debt discount of $2,263. The Company accrued interest expense of $1, amortization of debt discount of $13 and change in the value of derivative liability of $39 for the period of one day on March 31, 2017 upon the merger.

(3)	On March 30, 2017, the Company assumed an RDW Capital, LLC advance to the Company of $15,000 for professional and merger related fees. As of March 31, 2017, there were no specified terms to the advances.

(4)	On March 30, 2017, the Company assumed an accounts payable of $15,000.

The following tables summarize the effect of the restatement on the specific items presented in our historical consolidated financial statements included in our previously reported on the March 31, 2017 financial statements:

F-9

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

NOTE 4 – RESTATEMENT OF FINANCIAL STATEMENT (continued)

PetroTerra Corp. and Subsidiary

Consolidated Balance Sheet

	March 31, 2017		Adjustment	March 31, 2017
	(As Filed)			(As Restated)
ASSETS
Current Assets
Cash	$5,103		$-	$5,103
Restricted cash	10,000		-	10,000
Prepaid expenses	676		-	676
TOTAL CURRENT ASSETS	15,779		-	15,779

TOTAL ASSETS	$15,779		$-	$15,779
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	34,365	(1)	56	49,433
		(2)	12
		(4)	15,000

Advances for Notes payable	-	(3)	15,000	15,000
Derivative liability	-	(1)	4,364	7,172
		(2)	2,808

Convertible notes payable - net of discount	-	(1)	950	1,164
		(2)	214
TOTAL CURRENT LIABILITIES	34,365		38,404	72,769
LONG-TERM LIABILITIES
TOTAL LIABILITIES	34,365		38,404	72,769

STOCKHOLDERS’ EQUITY
Series A Convertible Preferred stock, par value $0.001 per share; authorized 4,000,000 shares; issued and outstanding 4,000,000 shares (Liquidation value $4,000,000)	4,000		-	4,000
Common stock, par value $0.001 per share; authorized 500,000,000 shares; issued and outstanding 115,147,064 and 114,202,944 at March 31,2017 and December 31, 2016, respectively	115,147			115,147

Additional paid in capital	(111,047)	(1)(2) (3)	(38,458)	(149,505)

Retained earnings	(26,686)	(1)(2)	54	(26,632)
TOTAL STOCKHOLDERS’ EQUITY	(18,586)		(38,404)	(56,990)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$15,779		$-	$15,779

F-10

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

NOTE 4 – RESTATEMENT OF FINANCIAL STATEMENT (continued)

PETROTERRA CORP.

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS

	For the three months ended
	March 31, 2017
	As Filed	Adjustment		As Restated

Revenues	$26,272		-	$26,272
Cost of Revenue	17,900		-	17,900
Gross Profit	8,372		-	8,372
Operating Expenses
Legal and professional	31,650		-	31,650
Rent - affiliate	900		-	900
General & Adminstrative	2,534		-	2,534
Total Operating Expenses	35,084		-	35,084

Operating loss	(26,712)		-	(26,712)

Other Income (Expense)
Gain on change in fair value of derivative liabilities	-	(1)	52	91
		(2)	39
Amortization of debt discount	-	(1)	(22)	(35)
		(2)	(13)
Interest expense	-	(1)	(1)	(2)
		(2)	(1)
Total Other Income (Expense)	-		54	54
Net Loss before Income Taxes	(26,712)		54	(26,658)
INCOME TAX EXPENSE	-		-	-
Net Loss	$(26,712)		$54	$(26,658)
Basic & Diluted earnings per share	$-			$-
Weighted average basis & diluted shares outstanding	114,213,434			114,213,434

F-11

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

NOTE 4 – RESTATEMENT OF FINANCIAL STATEMENT (continued)

PETROTERRA CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the three months ended
	March 31, 2017
	As Filed		Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(26,712)		$54	$(26,658)
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of debt discount	-	(1)(2)	35	35
Change in value of derivative liability	-	(1)(2)	(91)	(91)

Changes in operating assets and liabilities:
Prepaid expense	1,950		-	1,950
Accounts payable	23,047	(1)(2)	2	23,049
Deferred revenue	(2,800)		-	(2,800)
Payroll tax payable	(2,107)		-	(2,107)
Net cash (used) by operating activities	(6,622)		-	(6,622)

CASH FLOWS FROM INVESTING ACTIVITIES:
Restricted cash acquired	10,000		-	10,000
Net cash provided by investing activities	10,000		-	10,000

Net Increase in Cash, Cash Equivalents and Restricted Cash	3,378		-	3,378
CASH
Beginning of year	11,725		-	11,725
End of year	$15,103		$-	$15,103
Supplemental Disclosures of Cash Flow Information:
Income taxes paid	-		-	-
Interest paid	-		-	-

F-12

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

Note 5 - Deferred Expenses

The following table presents the composition of deferred expenses:

	March 31, 2017	December 31, 2016
Carrier Fees	$—	$1,950
Deferred expenses	$—	$1,950

Note 6 - Accounts Payable and Accrued Liabilities

The following table presents the composition of accounts payable and accrued liabilities:

	March 31, 2017	December 31, 2016
Accounts Payable	$24,365	$1,318
Accrued Expenses	10,000	—
Accounts payable and accrued expense	$34,365	$1,318

F-13

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

Note 7 – Convertible Promissory Notes Payable

Convertible promissory notes at March 31, 2017 are as follows:

2017
Redwood Capital, February 16, 2017, net of debt discount of $3,050	950
Redwood Capital, March 15, 2017, net of debt discount of $2,250	214
-
Convertible promissory notes payable, net	$1,164

We evaluated the convertible promissory notes transactions in accordance with ASC Topic 815, Derivatives and Hedging, and determined that the conversion feature of the convertible promissory notes were not afforded the exemption for conventional convertible instruments due to their respective variable conversion rate and price protection provision. The Company recorded a derivative liability which is adjusted at each reporting period to its fair value (See Note 11).

RDW Capital, LLC.

On March 30, 2017, we assumed a convertible note payable to RDW Capital, LLC which was dated February 16, 2017. The $4,000 note payable bears interest at 12% per annum. The note matures on August 16, 2017 and is secured by the share reservation of 300% of the number of shares of common stock issuable upon a conversion. The note is convertible into shares of common stock at a price equal to a variable conversion price of fifty percent (50%) of the volume-weighted averages for the ten (10) days preceding the date of conversion and contains price protection on the conversion rate. The balance as of March 31, 2017 amounted to $950, comprised of principal balance amounted to $4,000, and net of remaining debt discount relating to the bifurcated derivative of $3,050.

On March 30, 2017, we assumed a convertible note payable to RDW Capital, LLC which was dated March 15, 2017. The $2,464 note payable bears interest at 12% per annum. The note matures on September 15, 2017 and is secured by the share reservation of 300% of the number of shares of common stock issuable upon a conversion. The note is convertible into shares of common stock at a price equal to a variable conversion price of fifty percent (50%) of the volume-weighted averages for the ten (10) days preceding the date of conversion and contains price protection on the conversion rate. The balance as of March 31, 2017 amounted to $214, comprised of principal balance amounted to $2,464, and net of remaining debt discount relating to the bifurcated derivative of $2,250.

Note 8 – Advances Payable

In January 2017, RDW Capital, LLC advanced the Company $15,000 for professional and merger related fees. As of March 31, 2017, there were no specified terms to the advances.

F-14

PETROTERRA CORP.
Notes To The Consolidated Financial Statements
March 31, 2017
(Unaudited)

Note 9 – Commitments and Contingencies

From time to time, we may be involved in litigation relating to claims arising out of our operation in the normal course of business. As of March 31, 2017, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on results of our operations.

Note 10– Stockholders’ Equity

Preferred

The preferred stock is designated Series A Convertible Preferred Stock. Each share of preferred stock has a par value of $.001 and a stated value of $1.00. Dividends are payable at the rate per share of 7% per annum cumulative. The Series A preferred shares have no voting rights, except as required by law. Each share of preferred stock is convertible at a conversion price of $.0833 at the option of the holder; provided, however, if a triggering event occurs, as defined in the document, the conversion price shall thereafter be reduced, and only reduced, to equal forty percent of lowest VWAP during the thirty consecutive trading day period prior to the conversion date. The beneficial ownership limitation attached to conversion is 4.99% which can be decreased or increased, upon not less than 61 days notice to the Company, but in no event exceeding 19.99% of the number of shares of common stock outstanding immediately after giving effect to the issuance of common stock upon conversion of the preferred stock. After 36 months the Company has the right to redeem all, but not less than all, of the outstanding preferred shares in cash at a price equal to 130% of the stated value plus any accrued but unpaid dividends thereon. Total shares issuable upon conversion shall not exceed 48,000,000 in the aggregate.

Recapitalization

On March 30,2017, the Company closed the Share Exchange Agreement between Save on and Petroterra Corp. and is deemed to have issued 4,000,000 Series A convertible preferred shares and 944,120 common shares to the original shareholders of Petroterra Corp. The Company acquired assets of $10,000 and assumed liabilities of $48,458.

F-15

PETROTERRA CORP.

Notes To The Consolidated Financial Statements

March 31, 2017

(Unaudited)

NOTE 11 – Fair Value of Financial Instruments

Disclosures about fair value of financial instruments, requires disclosure of the fair value information, whether or not recognized in the balance sheet, where it is practicable to estimate that value. As of March 31, 2017, the amounts reported for cash, accrued interest and other expenses, notes payables, and derivative liability approximate the fair value because of their short maturities.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC Topic 820 established a three-tier fair value hierarchy which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurements) and the lowest priority to unobservable inputs (level 3 measurements). These tiers include:

●	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

We measure certain financial instruments at fair value on a recurring basis. Assets and liabilities measured at fair value on a recurring basis are as follows at March 31, 2017:

	Total	(Level 1)	(Level 2)	(Level 3)
Liabilities
Derivative and warrant liability	-	-	-	7,172
Total liabilities measured at fair value	$-	$-	$-	$7,172

The following is a reconciliation of the derivative liability for which Level 3 inputs were used in determining the approximate fair value:

Beginning balance as of December 31, 2016	$-
Fair value of derivative liabilities assumed in merger	7,263
(Gain) Loss on change in derivative liability	(91)
Ending balance as of March 31, 2017	$7,172

F-16

PETROTERRA CORP.

Notes To The Consolidated Financial Statements

March 31, 2017

(Unaudited)

NOTE 11 – Fair Value of Financial Instruments (continued)

Convertible Debentures

The derivative liabilities related to the embedded conversion feature were valued using the Black-Scholes option valuation model and the following assumptions on the following dates:

March 31, 2017
Embedded Conversion Feature
Risk free interest rate	0.89% to 1.09%
Expected volatility	337.54% to 404.54%
Expected life (in years)	0.38 to 1.00
Expected dividend yield	-
Number outstanding	446,398

Note 12 – Related Party Transactions

The Company executed a sublease agreement with an affiliate for office space for a one year term. The sublease commenced on August 1, 2016 at a rate of $300 per month.

Note 13 – Subsequent Events

On April 25, 2017, the Company entered into a Securities Purchase Agreement with RedDiamond Partners LLC (“RedDiamond”) pursuant to which the Company would issue to RedDiamond Convertible Promissory Notes in an aggregate principal amount of up to $355,000, which includes a purchase price of $350,000 and transaction costs of $5,000. On April 25, 2017, the Company received the initial Tranche of $95,000, which is a loan amount of $100,000, net of the $5,000 fee, recorded as convertible note payable. The initial Tranche matures on April 25, 2018 and each tranche will mature 1 year after the date of such funding. The second Tranche will be for $85,000 and will occur upon the later of: (i) thirty (30) days after the First Closing; and (ii) the Filing Date of the Registration Statement. The third Tranche will be for $85,000 and will occur sixty (60) days after the First Closing. The fourth Tranche will be for $85,000 and will occur ninety (90) days after the First Closing. The Purchaser shall not be required to fund any Tranche subsequent to the first Tranche if there is an event of default as described in the promissory notes. The RedDiamond Note bears interest at a rate of 12% per annum and is convertible into shares of the Company’s common stock at RedDiamond’s option at 65% of the lowest VWAP for the previous ten trading days preceding the conversion.

In connection with the issuance of the Convertible Promissory Note above, the Company determined that the terms of the Convertible Promissory Note included a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company.

Accordingly, under the provisions of FASB ASC Topic No. 815-40, “Derivatives and Hedging – Contracts in an Entity’s Own Stock”, the embedded conversion option contained in the convertible instruments were accounted for as derivative liabilities at the date of issuance and shall be adjusted to fair value through earnings at each reporting date. The fair value of the embedded conversion option derivatives were determined using the Black-Scholes valuation model. On the initial measurement date, the fair value of the embedded conversion option derivatives of $132,702 was recorded as derivative liabilities and was allocated as a debt discount up to the net proceeds of the Convertible Promissory Note of $95,000 with the remainder of $37,702 charged as initial derivative expense.

On April 25, 2017, initial measurement date, the fair value of the derivative liabilities was estimated using the Black-Scholes valuation model with the following assumptions: dividend rate 0%, expected term 1.0 year, expected volatility 404.5%, risk-free interest rate 1.09%.

F-17

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of

Save on Transport Inc.

We have audited the accompanying balance sheet of Save on Transport Inc. at December 31, 2016, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from July 12, 2016 (inception) to December 31, 2016. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Save on Transport Inc. as of December 31, 2016, and the results of its operations and its cash flows for the period from July 12, 2016 (inception) to December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in an early stage and the revenues and net income for the period from July 12, 2016 (inception) to December 31, 2016 are minimal. These matters raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plan in regards to these matters is also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
April 5, 2017

2295 NW Corporate Blvd., Suite 240 • Boca Raton, FL 33431-7328

Phone: (561) 995-8270 • Toll Free: (866) CPA-8500 • Fax: (561) 995-1920

www.salbergco.com • info@salbergco.com

Member National Association of Certified Valuation Analysts • Registered with the PCAOB

Member CPAConnect with Affiliated Offices Worldwide • Member AICPA Center for Audit Quality

F-18

SAVE ON TRANSPORT INC

Balance Sheet

December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$11,725
Prepaid expenses	676
Deferred expense	1,950

Total Current Assets	14,351

Total Assets	$14,351

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$1,318
Deferred revenue	2,800
Payroll taxes payable	2,107

Total Current Liabilities	6,225

Total Liabilities	6,225
Commitments and contingencies (Note 5)

Stockholder’s Equity:

Common stock, par value $0.01 per share; authorized 10,000 shares; issued and outstanding 10,000 shares	100
Additional paid-in capital	8,000
Retained earnings	26

Total Stockholder’s Equity	8,126

Total Liabilities and Stockholder’s Equity	$14,351

The accompanying notes are an integral part of these financial statements.

F-19

SAVE ON TRANSPORT INC

Statement of Operations

For the period from July 12, 2016 (inception) to December 31, 2016

Revenues	$72,222

Total Revenue	72,222

Cost of Revenues
Carrier fees	50,375
Compliance	129
Dispatch	450

Total Cost of Revenues	50,954

Gross Profit	21,268

Operating Expenses:
Legal and professional	5,871
Payroll and related expenses	9,919
Rent - affiliate	1,500
General and adminstrative expenses	3,952

Total Operating Expenses	21,242

Operating Income	26

Net Income	$26

Basic Earnings Per Share	$0.00
Diluted Earnings Per Share	$0.00
Weighted average shares used in per share calculations:
Basic	10,000
Diluted	10,000

The accompanying notes are an integral part of these financial statements.

F-20

SAVE ON TRANSPORT INC

Statement of Changes in Stockholder’s Equity

For the period from July 12, 2016 (inception) to December 31, 2016

			Additional		Total
	Common Stock		Paid-in	Retained	Stockholder’s
	Shares	Par Value	Capital	Earnings	Equity

Beginning Balances, July 12, 2016	-	$-	$-	$-	$-

Common stock issued to founder	10,000	100	8,000		8,100

Net income				26	26

Balances, December 31, 2016	10,000	$100	$8,000	$26	$8,126

The accompanying notes are an integral part of these financial statements.

F-21

SAVE ON TRANSPORT INC

Statement of Cash Flows

For the period from July 12, 2016 (inception) to December 31, 2016

Cash Flows From Operating Activities:
Net Income	$26

Adjustments to reconcile net income to net cash provided by operating activities: Increase (decrease) in cash resulting from changes in:
Prepaid expenses and other current assets	(2,626)
Accounts payable	1,318
Deferred revenue	2,800
Payroll tax payable	2,107

Net Cash Provided By Operating Activities	3,625

Cash Flows From Financing Activities:
Proceeds from common stock issued to founder	8,100
Proceeds from shareholder loan	1,680
Repayment of shareholder loan	(1,680)

Net Cash Provided By Financing Activities	8,100

Net Increase in Cash and Cash Equivalent	11,725

Cash and Cash Equivalents at Beginning of Period	-

Cash and Cash Equivalents at End of Period	$11,725

The accompanying notes are an integral part of these financial statements.

F-22

SAVE ON TRANSPORT INC

Notes to Financial Statements

December 31, 2016

Note 1 — Description of Business and Basis of Presentation

Organization and Description of Business

Save On Transport Inc. (the “Company” or “Save On”) was incorporated in the state of Florida and started business on July 12, 2016 (“inception date”). Save On is a provider of integrated transportation management solutions consisting of brokerage and logistic services such as transportation scheduling, routing and other value added services related to the transportation of automobiles and other freight.

Basis of Presentation

General — The accompanying financial statements were prepared in accordance with principles generally accepted in the United States (“US GAAP”) and include all adjustments necessary for the fair presentation of the period presented.

Going Concern

The accompanying financial statements are prepared assuming the Company will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. Since the Company is in an early stage and the revenues and net income for the period from July 12, 2016 (inception) to December 31, 2016 are minimal, it is management’s opinion that these matters raise substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance date of this report. The ability of the Company to continue as a going concern is dependent upon increasing revenues both organically, with increased marketing efforts, and potential acquisition targets, which would be accretive to the Company. Additional capital may be required for the Company to meet its revenue growth plans. The financial statements do not include any adjustments relating to recovery of recorded assets or classification of liabilities should the Company be unable to continue as a going concern.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates —The preparation of the financial statements, in accordance with US-GAAP, requires management to make estimates and assumptions about future events that affect the amounts reported in the Company’s financial statements and accompanying notes. On an ongoing basis, management evaluates and periodically adjusts its estimates and assumptions, based on historical experience, the impact of the current economic environment, and other key factors. Volatile energy markets, as well as changes in consumer spending have increased the inherent uncertainty in such estimates and assumptions. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Cash and Cash Equivalents —The Company considers all highly liquid debt instruments purchased with original maturities of three months or less to be cash equivalents. As of December 31, 2016, the Company did not have any cash equivalents. The Company’s cash balance does not exceed federal insured limits.

Revenue Recognition and Cost of Revenue —The Company recognizes operating revenues and the related direct costs of such revenue as of the date the freight is delivered by the carrier. Customer payments received prior to delivery are recorded as a deferred revenue liability and related carrier fees if paid prior to delivery are recorded as a deferred expense asset. In accordance with ASC Topic 605-45, Principal Agent Considerations, the Company recognizes revenue on a gross basis.

Income Taxes — The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to operating loss and tax credit carryforwards, as well as differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effect on deferred tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

The Company does not recognize a tax benefit for uncertain tax positions unless it concludes that it is more likely than not that the benefit will be sustained on audit by the taxing authority based solely on the technical merits of the associated tax position. If the recognition threshold is met, the Company recognizes a tax benefit measured at the largest amount of the tax benefit that, in the management’s judgment, is greater than 50% likely to be realized. The Company records interest and penalties related to unrecognized tax positions in “Income tax expense” in the income statement.

F-23

SAVE ON TRANSPORT INC

Notes to Financial Statements

December 31, 2016

Earnings per Share (“EPS”) — The Company applies the provisions of ASC Topic 260, Earnings per Share, which requires companies to present basic EPS and diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company. There were no common stock equivalents outstanding as of December 31, 2016.

Recently Issued Accounting Pronouncements — In August 2015, FASB issued ASU 2015-14, Deferral of the Effective Date, which amends ASC Topic 606, Revenue from Contracts with Customers. ASC Topic 606 was established by previously-issued ASU 2014-09, discussed below. For public business entities, the amendments in ASU 2015-14 defer the effective date of ASU 2014-09 to annual reporting periods beginning after December 15, 2017. Early adoption of ASU 2014-09 is permitted. In May 2014, FASB issued ASU 2014-09, Revenue from Contracts with Customers, which established ASC Topic 606. The new revenue recognition standard eliminates all industry-specific guidance and provides a five-step analysis of transactions to determine when and how revenue is recognized. The premise of the guidance is that a company should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The amendments in this ASU may be applied retrospectively to each period presented, or as a cumulative effect adjustment as of the date of adoption. Management is currently evaluating the accounting, transition and disclosure requirements of the standard and expects to know the financial statement impact upon adoption in 2018.

Note 3 — Deferred Expenses

The following table presents the composition of deferred expenses:

December 31, 2016
Carrier Fees	$1,950
Deferred expenses	$1,950

Note 4 — Accounts Payable and Accrued Liabilities

The following table presents the composition of accounts payable and accrued liabilities:

December 31, 2016
Legal and Professional	$1,318
Accounts payable and accrued liabilities	$1,318

F-24

SAVE ON TRANSPORT INC

Notes to Financial Statements

December 31, 2016

Note 5 — Commitments and Contingencies

From time to time, we may be involved in litigation relating to claims arising out of our operation in the normal course of business. As of December 31, 2016, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on results of our operations.

Note 6 — Stockholder’s Equity

Common Stock

On the inception date the Company issued 10,000 shares of common stock to the founder for proceeds of $8,100. Holders of common stock are entitled to one vote per share.

Note 7 — Income Taxes

The following table presents the Company’s income tax expense at an estimated effective tax rate of 15%:

2016
Current expense:
Federal	$––
Income tax expense	$––

There were no deferred tax assets or liabilities as of December 31, 2016

Note 8 — Related Party Transactions

The Company executed a sublease agreement with an affiliate for office space for a one year term. The sublease commenced on August 1, 2016 at a rate of $300 per month.

Certain expenses of the Company were paid by the sole shareholder and recorded as a shareholder loan of $1,680. The shareholder loan was repaid in full prior to December 31, 2016.

Note 9 — Subsequent Events

In preparing these financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through April 5, 2017, the date the financial statements were available to be issued.

On March 30, 2017, the Company closed a Share Exchange Agreement with PetroTerra Corp (Petro), a Nevada corporation, whereby the Company has agreed to transfer all of its shares of common stock to Petro in exchange for 114,202,944 shares of Petro common stock.

The transaction is being accounted for as a reverse merger between a private company and an inactive public company in which Save On, the private company, is considered to be the acquirer of Petro since the sole shareholder of Save On obtained approximately 99% voting control and management and board control. Accordingly, the reverse merger is accounted for as a recapitalization of Save On in which the assets and liabilities of both companies, on the transaction date, are recorded at their historical book values. The equity of Save On is retroactively restated to give effect to the exchange of the Save On shares for Petro shares, the historical activity of the combined entity is that of Save On and the activity of Petro is recorded only from the date of the transaction.

F-25

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the fees and expenses incurred or expected to be incurred by the Company in connection with the registration and issuance of the securities being registered hereby, other than underwriting discounts and commissions. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee. Estimated fees and expenses can only reflect information that is known at the time of filing this registration statement and are subject to future contingencies.

Securities and Exchange Commission registration fee	$237.59
Transfer agent’s fees and expenses	$2,500.00
Legal fees and expenses	$30,000.00
Accounting fees and expenses	$5,000.00
Miscellaneous expenses	$2,500.00
Total	$40,237.59

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our officers and directors are indemnified as provided by the Nevada Revised Statutes (“NRS”) and our bylaws.

NRS Section 78.7502 provides that a corporation shall indemnify any director, officer, employee or agent of a corporation against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with any the defense to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to Section 78.7502(1) or 78.7502(2), or in defense of any claim, issue or matter therein.

NRS 78.7502(1) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

NRS Section 78.7502(2) provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS Section 78.747 provides that except as otherwise provided by specific statute, no director or officer of a corporation is individually liable for a debt or liability of the corporation, unless the director or officer acts as the alter ego of the corporation. The court as a matter of law must determine the question of whether a director or officer acts as the alter ego of a corporation.

Our bylaws provide that each person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that such person or a person for whom such person is the legal representative is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, whether the basis of such Proceeding is alleged action or inaction in an official capacity or in any other capacity while serving as a director or officer of the Company or at the request of the Company as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, shall be indemnified and held harmless by the Company to the fullest extent permitted by the laws of the State of Nevada against and from all costs, charges, expenses, liabilities and losses reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director or officer of the Company, or who has ceased to serve at the request of the Company as a director, officer, manager or trustee of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, and shall inure to the benefit of such person’s heirs, executors and administrators.

39

The right to indemnification conferred in our bylaws is a contract right and includes the right to be paid by the Company the expenses incurred in defending any Proceeding in advance of its final disposition; provided, however, that, if Chapter 78 of the NRS so requires, the payment of such expenses incurred by a director or officer in such person’s capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it ultimately is determined by a court of competent jurisdiction that such director or officer is not entitled to be indemnified under our bylaws or otherwise.

The Company may maintain insurance, at its expense, to protect itself and any current or past director, officer, employee or agent of the Company, and/or any current or past director, officer, manager, trustee, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, against any cost, charge, expense, liability or loss, whether or not the Company would have the power to indemnify such person against such cost, charge, expense, liability or loss under Nevada law.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES

On March 30, 2017 (the “Closing Date”), the Company and Save on Transport entered into a Share Exchange Agreement dated as of the same date (the “Share Exchange Agreement”). Pursuant to the terms of the Share Exchange Agreement, Save on Transport became a wholly-owned subsidiary of the Company on the Closing Date (the “Reverse Merger”). In the Reverse Merger, the Company acquired all of the issued and outstanding common stock of Save on Transport from Steven Yariv, and in exchange, the Company issued 114,202,944 shares of our common stock, par value 0.001 per share (the “Common Stock”), to Steven Yariv. The issuance of the Common Stock in connection with the Reverse Merger was not registered under the Securities Act in reliance upon the exemption from registration provided by Section 4(a)(2) of the Act. None of the shares were sold through an underwriter and accordingly, there were no discounts or commissions involved.

On April 25, 2017, the Company entered into and closed on a Securities Purchase Agreement (“Purchase Agreement”) with an institutional investor (the “Lender”), pursuant to which the Company issued to the Lender senior convertible promissory notes in the aggregate principal amount of $355,000 (the “Notes”) for an aggregate purchase price of $355,000. The first tranche, issued at closing, was for a principal amount of $100,000. Three additional tranches, each with a principal amount equal to $85,000, are all expected to be issued within ninety days of the closing date. The principal due under the Notes accrues interest at a rate of 12% per annum. All principal and accrued interest under the Notes is due one year following the issue date of such Note, and is convertible into shares of the Company’s common stock, par value $0.001 (“Common Stock”), at a conversion price equal to 65% of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion. The Notes include anti-dilution protection and price protection on the conversion rate, as well as customary events of default. As long as the Notes are outstanding, the Lender will have a right of first refusal to participate in any subsequent financing by the Company. In addition, within forty-five days following the closing, the Company must prepare and file with the Securities and Exchange Commission a registration statement registering the resale of the Common Stock issuable to Lender upon conversion of the Notes. The issuance of the Notes was made in reliance upon the exemption from registration provided by Section 4(a)(2) of the Act.

On June 30, 2017, we issued to an institutional investor (the “Lender”) a senior convertible note in the aggregate principal amount of $240,000 (the “June Note”), for an aggregate purchase price of $30,000. The principal due under the June Note accrues interest at a rate of 12% per annum. All principal and accrued interest under the June Note is due six months following the issue date of the June Note, and is convertible into shares of our Common Stock at a conversion price equal to 50% of the lowest volume-weighted average price for the previous ten trading days immediately preceding the conversion. The June Note includes anti-dilution protection, including a down-round provision under which the conversion price could be affected by future equity offerings undertaken by the Company, as well as customary events of default, including non-payment of the principal or accrued interest due on the June Note. Upon an event of default, all obligations under the June Note will become immediately due and payable and the Company will be required to make certain payments to the Lender. The issuance of the June Note was made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(a)(2) of the Act.

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ITEM 16.	EXHIBITS

A list of exhibits filed herewith is contained in the exhibit index that immediately precedes such exhibits and is incorporated herein by reference. These exhibits are included with this filing.

ITEM 17.	UNDERTAKINGS

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any acts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement);

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in West Palm Beach, Florida on July 26, 2017.

PetroTerra Corp.

By:	/s/ Steven Yariv
Steven Yariv
Chief Executive Officer, Chief Financial Officer and Chairman of the Board

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Steven Yariv	Chief Executive Officer, Chief Financial	July 26, 2017
Steven Yariv	Officer and Chairman of the Board
(Principal Executive Officer and Principal
Financial and Accounting Officer)

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INDEX TO EXHIBITS

Exhibit Number	Description

2.1	Share Exchange Agreement, dated as of March 30, 2017, by and among the Company and Save on Transport Inc. (incorporated by reference to Exhibit 2.1 to our Form 8-K dated April 5, 2017).

3.1*	Articles of Incorporation, as amended.

3.2*	Certificate of Amendment to Articles of Incorporation, filed with the Nevada Secretary of State, dated February 14, 2017.

3.3	Certificate of Change filed with the Nevada Secretary of State, dated December 18, 2013 (incorporated by reference to Exhibit 3.1 to our Form 8-K dated December 24, 2013).

3.4	Bylaws (incorporated by reference to Exhibit 3.2 to our Form 8-K dated December 20, 2011).

3.5*	Certificate of Change filed with the Nevada Secretary of State, dated February 14, 2017.

4.1	Form of Senior Convertible Promissory Note (incorporated by reference to Exhibit 4.1 to our Form 8-K dated April 27, 2017).

4.2	Form of Senior Convertible Note, dated June 30, 2017 (incorporated by reference to Exhibit 4.1 to our Form 8-K dated June 1, 2017).

5.1*	Legal Opinion of Holley Driggs Walch Fine Wray.

10.1	Securities Purchase Agreement, dated as of April 25, 2017 (incorporated by reference to Exhibit 10.1 to our Form 8-K dated April 27, 2017).

10.2	Securities Purchase Agreement, dated November 1, 2013 (incorporated by reference to Exhibit 10.1 to our Form 8-K dated November 6, 2013).

10.3	Assignment of Lease between Ardmore Investments Inc. and Petroterra Corp., effective November 18, 2013 (incorporated by reference to Exhibit 10.1 to our Form 8-K dated November 20, 2013).

10.4	Independent Contractor Agreement, dated September 16, 2014, by and between the Company and Arrow Peak Minerals and Royalty LLC (incorporated by reference to Exhibit 10.1 to our Form 8-K dated September 22, 2014).

21.1*	List of Subsidiaries.

23.1*	Consent of Salberg & Company, P.A.

23.2*	Consent of Holley Driggs Walch Fine Wray (Included in Exhibit 5.1).

101.INS*	XBRL Instances Document

101.SCH*	XBRL Taxonomy Extension Schema Document

101.CAL*	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	XBRL Taxonomy Extension Presentation Linkbase Document

* Filed Herewith.

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